Exhibit 10.2

EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 30, 2010

Among

THE POTOMAC EDISON COMPANY,

as Borrower,

and

THE INITIAL LENDERS AND INITIAL ISSUING BANKS NAMED HEREIN,

as Initial Lenders and Initial Issuing Banks,

and

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,

as Administrative Agent,

and

BNP PARIBAS,

as Syndication Agent,

and

BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION AND CREDIT

AGRICOLE CORPORATE AND INVESTMENT BANK,

as Co-Documentation Agents

THE BANK OF NOVA SCOTIA, as Global Coordinator

BNP PARIBAS SECURITIES CORP., as Joint Lead Arranger and Joint Book Runner		COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Joint Lead Arranger and Joint Book Runner

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SECTION 2.07.	Interest	42
(a)	Scheduled Interest	42
(b)	Default Interest	43
(c)	Notice of Interest Period and Interest Rate	43
SECTION 2.08.	Fees	43
(a)	Commitment Fee	43
(b)	Letter of Credit Fees	43
(c)	Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks, Etc.	44
(d)	The Administrative Agent’s Fees	44
SECTION 2.09.	Payments Generally; Pro Rata Treatment	44
SECTION 2.10.	Illegality	46
SECTION 2.11.	Interest Elections	47
(a)	Optional	47
(b)	Mandatory	48
SECTION 2.12.	Increased Costs, Etc.	48
SECTION 2.13.	Taxes	49
SECTION 2.14.	Evidence of Debt	52
SECTION 2.15.	Use of Proceeds	53
SECTION 2.16.	Request for Commitments	53

ARTICLE III

CONDITIONS OF EFFECTIVENESS

SECTION 3.01.	Conditions Precedent to Closing Date	55
SECTION 3.02.	Conditions Precedent to Each Borrowing and L/C Credit Extension	57
SECTION 3.03.	Determinations Under Sections 3.01 and 3.02	57

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties	58

ARTICLE V

COVENANTS

SECTION 5.01.	Affirmative Covenants	62
(a)	Compliance with Laws	62
(b)	Compliance with Environmental Laws	62
(c)	Payment of Taxes, Etc.	62
(d)	Insurance	62
(e)	Preservation of Corporate Existence, Etc.	62
(f)	Visitation Rights	62
(g)	Keeping of Books	63
(h)	Maintenance of Properties, Etc.	63

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(i)	Transactions with Affiliates	63
SECTION 5.02.	Negative Covenants	64
(a)	Liens, Etc.	64
(b)	Change in Nature of Business	67
(c)	Mergers, Etc.	67
(d)	Sales, Etc., of Assets	67
(e)	Restrictions Affecting the Borrower and its Significant Subsidiaries	68
(f)	Compliance with ERISA	69
SECTION 5.03.	Financial Covenant	69
SECTION 5.04.	Reporting Covenants	69
(a)	Default Notices	70
(b)	Annual Financials	70
(c)	Quarterly Financials	70
(d)	Litigation	71
(e)	Debt Rating	71
(f)	Other Information	71

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	71
SECTION 6.02.	Actions in Respect of Letters of Credit upon Default	73

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.	Authorization and Action	74
SECTION 7.02.	Reliance, Etc.	74
SECTION 7.03.	Arranger Parties and Affiliates	75
SECTION 7.04.	Lender Party Credit Decision	75
SECTION 7.05.	Indemnification	75
SECTION 7.06.	Successor Administrative Agent	76
SECTION 7.07.	Liability	77
SECTION 7.08.	Treatment of Lenders	77
SECTION 7.09.	Miscellaneous	77
(a)	Instructions	77
(b)	No Obligation	77
SECTION 7.10.	Arranger Parties	78

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Amendments, Etc.	78
(a)	Amendments	78

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SCHEDULES

Schedule I	-	Commitments, Pro Rata Shares and Applicable Lending Offices

Schedule 3.01(a)	-	Jurisdictions
Schedule 4.01(c)	-	Governmental Approvals and Filings
Schedule 4.01(e)	-	Disclosed Litigation
Schedule 4.01(f)	-	Disclosed Information
Schedule 4.01(k)	-	Certain Environmental Matters
Schedule 5.01(i)	-	Affiliate Transactions
Schedule 5.02(a)	-	Liens
Schedule 5.02(d)	-	Announced Asset Sales

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance

ANNEX

Annex A	-	Joint Media Release Regarding The Potomac Edison Company Sale of Electric Distribution Assets

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 30, 2010 (as amended, restated, modified or otherwise supplemented from time to time in accordance with its terms, this “Agreement”), among THE POTOMAC EDISON COMPANY, a Maryland and Virginia corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (“Commerzbank AG”), THE BANK OF NOVA SCOTIA and BNP PARIBAS, as the initial issuing banks for the letters of credit issued or to be issued pursuant to this Agreement (each, in such capacity, an “Initial Issuing Bank” and, together with the Initial Lenders, the “Initial Lender Parties”), and COMMERZBANK AG, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

The Borrower has requested that the Initial Lender Parties establish a senior unsecured revolving credit facility in the aggregate amount of $150,000,000 in favor of the Borrower. The Initial Lender Parties have indicated their willingness to provide such financing to the Borrower on the terms and conditions of this Agreement and the other Financing Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Definitions. As used in this Agreement, unless otherwise indicated the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” has the meaning specified in Section 8.17.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Commerzbank AG, New York Branch, at its office at 2 World Financial Center, New York, NY 10281 (ABA No. 026-008-044), Account No. 150 1079201 05, Reference: The Potomac Edison Company, or such other account as the Administrative Agent shall specify in writing to the Lender Parties and the Borrower.

“Advance” has the meaning specified in Section 2.01(a).

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“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 8.02(d).

“Agreement” has the meaning set forth in the recital of the parties to this agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Borrower in good faith equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (as defined in the definition of a “Hedge Agreement”), the amount, if any, that would be payable by the Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement pursuant to the terms of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) the Borrower or such Subsidiary was the sole “Affected Party”, and (iii) the Borrower or such Subsidiary was the sole party determining such payment amount (with the Borrower making such determination pursuant to the provisions of the Master Agreement or the Hedge Agreement (whichever is applicable)); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or any of its Subsidiaries party to such Hedge Agreement, if any, determined by the Borrower in good faith based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or any of its Subsidiaries party to such Hedge Agreement, if any, as determined by the Borrower in good faith in accordance with the terms of such Hedge Agreement or, if such Hedge Agreement does not provide a methodology for such determination, the amount, if any, by which (i) the present value of the future cash flows to be paid by the Borrower or any of its Subsidiaries party thereto, as the case may be, exceeds (ii) the present value of the future cash flows to be received by the Borrower or such Subsidiary, as the case may be, pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Allegheny Money Pool” means the internal money pool established by AYE for the short term investment of funds of AYE and certain of its Subsidiaries and Affiliates as approved by the FERC through delegated letter order dated May 30, 2008, in Allegheny Energy, Inc., 123 FERC ¶ 62,183 (2008), which may from time to time be amended, renewed, extended, or replaced.

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“Amendment Fee” means any fee offered, paid or payable to any Lender Party by the Borrower or any Affiliate of the Borrower (whether directly or through the Administrative Agent or any other Person) in consideration for any waiver of, or agreement to amend or modify any provision of, any of the Financing Documents.

“Applicable Law” means, with respect to any Person, any and all laws, statutes, regulations or rules, or orders, injunctions, decrees, judgments, writs, determinations or awards having the force or effect of binding such Person at law issued by any Governmental Authority, applicable to such Person, including all Environmental Laws.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/ Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances and Letters of Credit
Level 1 A- / A3 / A- or above	1.00%	2.00%
Level 2 BBB+ / Baa1 / BBB+	1.25%	2.25%
Level 3 BBB / Baa2 / BBB	1.50%	2.50%
Level 4 BBB- / Baa3/ BBB-	1.75%	2.75%
Level 5 BB+ / Ba1 / BB+	2.00%	3.00%
Level 6 BB / Ba2 / BB or lower	2.25%	3.25%

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

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“Arranger Parties” means the Global Coordinator, the Joint Lead Arrangers, BNP Paribas, as Syndication Agent, Bank of America, N.A., as Co-Documentation Agent, PNC Bank, National Association, as Co-Documentation Agent and Credit Agricole Corporate and Investment Bank, as Co-Documentation Agent.

“Assets” means, with respect to any Person, all or any part of its business, real or personal property, rights, interests and assets, both tangible and intangible (including Equity Interests in any other Person), wherever situated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

“Authorized Signatory” means, with respect to any Person, the individual, or any of the individuals, authorized to sign any Financing Document, as well as any other agreements, to which such Person is or is to be a party and give written instructions on behalf of such Person with regard to any matters pertaining to any Financing Document to which such Person is or is to be a party (as identified on an incumbency certificate submitted to the Administrative Agent from time to time prior to the receipt of any instructions from such Authorized Signatory).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iii).

“AYE” means Allegheny Energy, Inc., a Maryland corporation, the parent corporation of the Borrower.

“AYE Credit Agreement” means that certain credit agreement, dated as of April 30, 2010, among AYE, the several lenders from time to time party thereto, Union Bank, N.A., as administrative agent, Bank of America, N.A. and Credit Agricole Corporate and Investment Bank, as co-syndication agents and The Bank of Nova Scotia and BNP Paribas, as co-documentation agents.

“Base Rate” means for any day a fluctuating interest rate per annum equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change;

(b) the Federal Funds Rate plus 0.5% per annum; and

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(c) the Eurodollar Rate plus 1.00%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type, made by the Lenders.

“Borrowing Account” means such account as the Borrower shall specify in writing to the Administrative Agent from time to time.

“Business Day” means a day of the year on which banks are not required or not authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a non-interest bearing securities account opened, or to be opened, by the Administrative Agent and in which a Lien has been granted to the Administrative Agent for the benefit of each Lender and each Issuing Bank pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank (which documents are hereby consented to by the Lenders) to the extent that any Letter of Credit is required to be Cash Collateralized in accordance with this Agreement.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Bank and each Lender, as collateral for the L/C Obligations, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than, Liens permitted under the Financing Documents) and, except in the case of clause (d) below, having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit, time deposits, eurodollar deposits and bankers’ acceptances with any commercial bank that is the Administrative Agent or a Lender Party or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000; provided that the aggregate principal amount of certificates of deposit, time deposits, eurodollar time deposits and bankers acceptances of any one bank shall not exceed $50,000,000 at any one time, (c) commercial paper in an aggregate amount of no more than $50,000,000 per issuer outstanding at any time,

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issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (d) investments in mutual funds the sole investments of which are the cash equivalents identified in clauses (a) through (c) above (but with a remaining maturity of not greater than 13 months while being held by the applicable mutual fund) and repurchase obligations for any of the cash equivalents identified in clause (a) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following: (a) AYE shall cease to own, directly or indirectly, all issued and outstanding Equity Interests in the Borrower; (b) any “Change of Control” shall have occurred under the AYE Credit Agreement (as in effect on May 4, 2010); (c) during any period of up to 24 consecutive months, commencing on or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower(the “Original Directors”) shall cease for any reason to constitute a majority of the board of directors of the Borrower (unless replaced by individuals nominated or proposed by the Original Directors); (d) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or (e) following the FirstEnergy Merger, FirstEnergy shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower; provided, however, it is understood and agreed that the FirstEnergy Merger shall not constitute a Change of Control.

“Closing Date” has the meaning specified in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commerzbank AG” has the meaning specified in the recital of the parties to this Agreement.

“Commitment” means, as to each Lender, its obligation to: (a) make an Advance pursuant to Section 2.01(a); and (b) purchase participations in L/C Obligations pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

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“Commitment Effective Date” has the meaning specified in Section 2.16(b).

“Commitment Fee Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Commitment Fee Rate
Level 1 A- / A3 / A- or above	0.125%
Level 2 BBB+ / Baa1 / BBB+	0.250%
Level 3 BBB/ Baa2 / BBB	0.375%
Level 4 BBB- / Baa3 / BBB-	0.500%
Level 5 BB+ / Ba1 / BB+	0.625%
Level 6 BB / Ba2 / BB or lower	0.875%

“Commodity Hedge Agreement” means (a) any swap, cap, collar, floor, future, option, spot, forward or derivative, in respect of one or more commodities, any physical or financial commodity contract or agreement, power purchase agreement, power sale agreement, electric power generation capacity purchase and sale agreement, Emissions Credit purchase and sale agreement, fuel purchase agreement, fuel sale agreement, power transmission agreement, regional transmission organization agreement, fuel or other commodity transportation agreement, fuel storage agreement, netting agreement, capacity agreement or similar agreement (including each confirmation entered into pursuant to any master agreement, in each case, entered into for non-speculative purposes providing for any of the foregoing), (b) any combination of these transactions and (c) any other commodity hedge agreement entered into for non-speculative purposes by the Borrower or its Subsidiaries, in each case with respect to, or involving, the purchase, sale, exchange, transmission, distribution or hedge of any commodity, price or price indices for any such commodity or services or any other similar derivative agreements, entered into in order to manage fluctuations in the price or availability to the Borrower or any of its Subsidiaries of any commodity including, without limitation, Emissions Credits and energy attributes. For purposes of this definition “commodity” means any tangible or intangible energy-related commodity of any type or description, including, without limitation, energy, electric power, electric power capacity, generation capacity, power, heat rate, congestion, diesel fuel, fuel oil, other petroleum-based liquids, coal, urea, financial transmission rights, Emissions Credits, natural gas, nuclear fuel and waste products or by-products thereof.

“Communications” has the meaning specified in Section 8.02(b).

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“Confidential Information” has the meaning specified in Section 8.12(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means, at any time, without duplication, the sum of (a) Debt for Borrowed Money of the Borrower and its Consolidated Subsidiaries, determined as of such time, plus (b) Debt of the type specified in clause (g) of the definition of Debt but excluding (i) Hybrid Securities of the Borrower and its Consolidated Subsidiaries, (ii) Permitted Securitizations, (iii) Non-Recourse Debt and (iv) letters of credit issued as credit support for leases other than Capitalized Leases, and provided that guaranties of Debt included in the total principal amount of Consolidated Debt shall not be added to such total principal amount.

“Consolidated Net Tangible Assets” means, as of any date of determination, an amount equal to (a) Consolidated total Assets of the Borrower and its Subsidiaries, minus (b) all Assets of the Borrower and its Subsidiaries on that date that are considered to be intangible assets under GAAP, including goodwill.

“Constituent Documents” means, with respect to any Person, (a) the articles or certificate of incorporation, charter or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such Person and (d) any shareholder rights agreement or other similar agreement.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its officers, directors or employees nor any Lender Party or any of its respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) no Lien relating to such contest attaches to any Assets of such Person and becomes enforceable against other creditors of such Person.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties

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to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.11.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.11 or 2.12.

“Covered Taxes” has the meaning specified in Section 2.13(a).

“Debt” of any Person (the “obligor”) means, without duplication, (a) all Obligations of such obligor for or in respect of moneys borrowed or raised (whether or not for cash) by whatever means (including acceptances, deposits, discounting, letters of credit, factoring (other than on a non-recourse basis), and any other form of financing that is recognized in accordance with GAAP in the obligor’s financial statements as being in the nature of a borrowing or is treated as “off-balance” sheet financing; (b) all Obligations of the obligor evidenced by notes, bonds, debentures or other similar instruments issued in connection with accounts payable excluded pursuant to the parenthetical in clause (c) below; (c) all Obligations of the obligor for the deferred purchase price of property or services (other than accounts (i) payable within 90 days of being incurred arising in the ordinary course of such obligor’s business and not more than 90 days past due, or (ii) subject to a Contest); (d) all Obligations of such obligor under conditional sale or other title retention agreements relating to Assets acquired by such obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such obligor under any securitization or monetization arrangement; (f) all Obligations of such obligor as lessee under Capitalized Leases; (g) all Obligations of the obligor, contingent or otherwise, of the obligor under acceptance, letter of credit or similar facilities other than as issued (i) in connection with Obligations excluded pursuant to clause (b) above or the parenthetical in clause (c) above or (ii) as credit support for leases other than Capitalized Leases; (h) all Obligations of the obligor to purchase,

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redeem, retire, defease or otherwise make any payments in respect of any Equity Interests in the obligor or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Obligations of the obligor in respect of Hedge Agreements; (j) all Contingent Obligations of the obligor with respect to Debt; and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights owned by the obligor), even though the obligor has not assumed or become liable for the payment of such indebtedness or other payment Obligations. For the avoidance of doubt, the parties acknowledge and agree that any payments, up to an aggregate amount of $27,500,000, made under the terms of a stipulation agreement with respect to the sale of certain electric distribution assets of the Borrower as more particularly described in the joint media release attached hereto as Annex A shall not constitute “Debt” under this Agreement or the other Finance Documents.

“Debt for Borrowed Money” means Debt of the types specified in (i) clauses (a), (b), (d), (e) and (f) of the definition of “Debt” and (ii) to the extent relating to Debt of the types specified in one or more of clauses (a), (b), (d), (e) and (f) of the definition of “Debt”, clauses (j) and (k) thereof.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to fund any portion of its Advances within three Business Days of the date required to be funded by it hereunder (and such failure is continuing), has notified the Administrative Agent or the applicable Issuing Bank in writing that it does not intend to comply with its obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, in each case, unless such failure is the subject of a good faith dispute and such Lender has promptly notified the Borrower of the nature thereof in reasonable detail, (b) has failed to pay any amount (other than a de minimis amount) required to be paid by such Lender to the Administrative Agent, any Issuing Bank or any other Lender hereunder or under any other Financing Document within three Business Days of the date when due (and such failure is continuing), unless such failure is the subject of a good faith dispute and such Lender has promptly notified the Administrative Agent of the nature thereof in reasonable detail or (c) shall (or its direct or indirect parent shall) take any action or become the subject of any action or proceeding of a type described in the definition of Insolvency Proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or its direct or indirect parent by a Governmental Authority or an instrumentality thereof.

“Disclosed Litigation” has the meaning specified in Section 4.01(e).

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“Disclosed Matters” means the occurrence of any event in respect of, or effect upon, the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent), results of operations or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, which has been disclosed (a) pursuant to a public filing by AYE with the SEC or (b) in writing to the Administrative Agent.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) with respect to any Lender, (i) any other Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; (iv) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (vi) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (vi); (vii) the central bank of any country that is a member of the OECD; (viii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; (ix) any other Person approved by the Issuing Banks (each acting in its sole discretion) and the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Specified Default shall have occurred and be continuing, the Borrower (such approval not to be unreasonably withheld or delayed), and (b) with respect to any Issuing Bank, a Person that is an Eligible Assignee under subclause (iv) or (vi) (so long as such bank is acting through a branch or agency located in the United States) of clause (a) of this definition and is approved by the Administrative Agent and, so long as no Specified Default shall have occurred and be continuing, the Borrower, such approval, not to be unreasonably withheld or delayed; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition; and provided further that, for the avoidance of doubt, notwithstanding whether any Person constitutes an “Eligible Assignee”, the consent of the Issuing Bank(s) under Section 8.07(a) shall be required with respect to any assignment by any Lender.

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“Emissions Credits” means the emissions limitations which: (a) are issued by environmental Governmental Authorities; (b) authorize the emission of a fixed amount of pollutants; and (c) are utilized as a market-based mechanism for reducing pollution.

“Environmental Action” means any action, suit, demand letter, claim by any Governmental Authority, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety or the environment relating to any Environmental Law, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, non-Debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower or any of its Subsidiaries, or under common control, within the meaning of Section 414 of the Code, with the Borrower or any of its Subsidiaries.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor,

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as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(d) of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a lien has been imposed under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such Section.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means,

(a) with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage; and

(b) for purposes of determining the “Base Rate” only, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate

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determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made, continued or converted by Commerzbank AG and with a term equal to one month would be offered by Commerzbank AG’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the date of determination.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Facility” means, at any time, the aggregate of the Commitments at such time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (a) the fee letter dated April 26, 2010 among the Borrower, West Penn Power Company, AYE and the Global Coordinator, (b) the fee letter dated April 26, 2010 among the Borrower and Arranger Parties and (c) each separate fee letter entered into by and between an Issuing Bank and the Borrower as contemplated by Section 2.08(c).

“FERC” means the Federal Energy Regulatory Commission.

“Final Maturity Date” means the earlier of (a) the date of termination in whole of the Commitments and the L/C Obligations pursuant to Section 2.05 or 6.01, and (b) December 31, 2011; provided, however, that if the Borrower elects to extend the Final Maturity Date in accordance with Section 2.17, the “Final Maturity Date” shall mean the earlier of (x) the date of termination in whole of the Commitments and the L/C Obligations pursuant to Section 2.05 or 6.01, and (y) April 30, 2013.

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“Financing Documents” means this Agreement, the Notes, the Fee Letters and the Issuer Documents.

“First Mortgage Bond Indenture” means the Indenture, dated as of October 1, 1944, among the Borrower, as issuer and The Bank of New York Mellon, as trustee.

“First Mortgage Bonds” means the bonds issued pursuant to the First Mortgage Bond Indenture.

“FirstEnergy” means FirstEnergy Corp., an Ohio corporation.

“FirstEnergy Merger” means, pursuant to the FirstEnergy Merger Agreement, the stock for stock exchange transaction whereby Element Merger Sub, Inc., a wholly owned subsidiary of FirstEnergy, shall merge with and into AYE, with AYE surviving as a wholly owned subsidiary of FirstEnergy.

“FirstEnergy Merger Agreement” means the Agreement and Plan of Merger dated February 10, 2010 by and among FirstEnergy, Element Merger Sub, Inc. and AYE.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fitch” means Fitch Ratings and any successor thereto.

“Form 10-K” has the meaning set forth in Section 4.01(h).

“Fronting Fee” has the meaning specified in Section 2.08(c).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.02(c).

“Global Coordinator” means The Bank of Nova Scotia, not in its individual capacity, but solely as global coordinator.

“Governmental Approvals” has the meaning specified in Section 4.01(c).

“Governmental Authority” means any national, state, county, city, town, village, municipal or other de jure or de facto government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof or any regional transmission authority organized pursuant to federal law, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing.

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“Granting Lender” has the meaning specified in Section 8.07(h).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, any other Commodity Hedge Agreements, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning specified in Section 2.03(b)(i).

“Hybrid Securities” means any securities, other than common stock, (a) issued by (i) the Borrower or (ii) any business trusts, limited liability companies, limited partnerships (or similar entities) (A) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower and (B) that have been formed for the purpose of issuing hybrid preferred securities, (b) such securities are classified as possessing a minimum of “intermediate equity content” by S&P, “Basket C equity credit” by Moody’s or “50% Equity Credit” by Fitch (or the equivalent classifications then in effect by such agencies), by at least two of such agencies, (c) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to a date at least one year after the Final Maturity Date, and (d) the claims of holders of such securities are fully subordinated in right of payment to the Senior Debt Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

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“Initial Borrowing” means the initial Borrowing to be made on the Closing Date which shall be or is comprised of (a) Advances and/or (b) L/C Credit Extensions.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lender Parties” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insolvency Proceeding” means, with respect to any Person, (a) any proceeding which shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or the entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of a decree or order approving or ordering any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property); (b) commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action; or (c) in the case of a Lender Party, the appointment of a conservator, receiver or liquidator by any applicable Governmental Authority in connection with any of the foregoing.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period

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selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available at the time of selection to all Lenders owed any of the relevant Advances, one week or nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period (or in the case of any Conversion of any Base Rate Advance into a Eurodollar Rate Advance requested to occur within three Business Days after the Closing Date in accordance with Section 2.11(a)(ii), upon notice received by the Administrative Agent by such time and with such shorter prior notice as may be agreed by the Administrative Agent); provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (b) of the definition of “Final Maturity Date”;

(b) the Borrower may not select any Interest Period if, after giving effect to such selection, there are more than fifteen different Interest Periods applicable to all Eurodollar Rate Advances then outstanding;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the Assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person, including any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” in respect of such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

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“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower or in favor of any Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means each Initial Issuing Bank, any Lender issuing Letters of Credit hereunder and each Person that shall become an Issuing Bank hereunder pursuant to Section 8.07.

“Joint Lead Arrangers” means BNP Paribas Securities Corp. and Commerzbank AG, New York and Grand Cayman Branches, not in their respective individual capacities except as expressly set forth herein but solely as joint lead arrangers.

“Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment consisting of an Equity Interest and whose financial results would not be considered under GAAP with the financial results of such Person on the Consolidated financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of any Borrower or one of its Subsidiaries (a) such debt obligations require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to a date at least one year after the Final Maturity Date and (b) that are fully subordinated in right of payment to the Senior Debt Obligations.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Initial Lender and each other Person that shall become a Lender hereunder pursuant to Sections 2.16(a) or 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lender Parties” means the Lenders and the Issuing Banks.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit to be issued hereunder by any Issuing Bank in the form from time to time in use by such Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the date specified in clause (b) of the definition of “Final Maturity Date” (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.08(b).

“Letters of Credit” means letters of credit issued by any Issuing Bank pursuant to Section 2.01(b).

“LIBOR” means, for any applicable Interest Period with respect to all Eurodollar Rate Advances comprising part of the same Borrowing, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Reuters Screen Page 3750 (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or, if such Reuters Screen Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen LIBOR 01 Page as of such date and such time; provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest  1/1,000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York City time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of Commerzbank AG (in its capacity as a Lender).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Lender Party under any Financing Document or (c) the ability of the Borrower to perform its Obligations under the Financing Documents.

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“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Borrower, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower and any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iii).

“Non-Recourse Debt” shall mean Debt that is nonrecourse to the Borrower, including any Permitted Securitization or Project Finance Debt.

“Note” means a promissory note of the Borrower payable to the order of a Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from Advances made by such Lender hereunder to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.11(a)(ii).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ and consultants’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Financing Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

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“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Outstanding Amount” means (a) on any date, the aggregate principal amount of outstanding Advances after giving effect to any Borrowings and prepayments occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any relevant L/C Credit Extension occurring on such date and any other changes in the aggregate amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any relevant Letters of Credit or any reductions in the maximum amount available for drawing under any relevant Letters of Credit taking effect on such date.

“PATH Companies” means (a) PATH Regulated Companies and (b) PATH Non-Regulated Companies.

“PATH Non-Regulated Companies” means any direct or indirect Subsidiary of AYE (including Allegheny Energy Transmission, LLC and AET PATH Company, LLC) established to undertake the development, construction, operation, maintenance and finance of the PATH Project or the ownership of any Subsidiary or any entity established to undertake the development, construction, operation, maintenance or finance of the PATH Project and which is not a PATH Regulated Company.

“PATH Project” means development, construction, ownership, operation and maintenance, as part of a joint venture with American Electric Power Company, Inc. (“AEP”), of an approximately 275 mile 765 kV transmission line to run from AEP’s existing Amos Substation in Putnam County, WV to the proposed Kemptown Substation southeast of New Market, MD (provided that such route may be changed or modified) including transformers, substations, which includes a new Welton Spring Substation along the proposed route in northwest Hardy County, WV, radial lines, and other equipment and facilities, and the other related electric transmission projects.

“PATH Regulated Companies” means any direct or indirect Subsidiary of AYE, or a Joint Venture, established to undertake the development, construction, operation, maintenance and finance of the PATH Project (including Potomac-Appalachian Transmission Highline, LLC) and which (a) directly owns the PATH Project and (b) is subject to regulatory supervision by a federal or state Governmental Authority with respect to incurrence of indebtedness.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

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“Performance Guarantees” means any guarantee issued in connection with any Project Finance Debt that if secured, is secured only by Assets of and/or Equity Interests of a Subsidiary obligated in respect of the applicable Project Finance Debt.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(c); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or which are subject to Contest; (c) Liens or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, leases (other than Capitalized Leases), trade contracts, public or statutory obligations (including environmental, municipal and public utility commission obligations under Applicable Laws), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments; (f) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (g) Liens securing reimbursement obligations with respect to letters of credit (which reimbursement obligations relate to Debt which has not been incurred in contravention of the terms of this Agreement and the other Financing Documents) that encumber documents and other property relating to such letters of credit and the proceeds and products thereof, including such Liens arising in connection with the issuance of letters of credit on behalf of the Borrower to support obligations of the Borrower and its Subsidiaries; (h) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts or securities accounts; (i) financing statements filed on a precautionary basis in respect of operating leases to the extent such lease is otherwise permitted under the terms of this Agreement; provided that no such financing statement extends to or refers to as collateral any Assets which are not subject to such operating lease; and (j) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any Asset or interest therein which rights of first refusal, option or contractual right is in connection with a sale, transfer or other disposition of Assets permitted hereunder.

“Permitted Securitization” means any sale, assignment, conveyance, grant and/or contribution, or series of related sales, assignments, conveyances, grants and/or contributions, by the Borrower or any of its Subsidiaries of Receivables (or purported sale, assignment, conveyance, grant and/or contribution) (a) to a trust, corporation or other entity, where the purchase of such Receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of Debt or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such Receivables (provided, however, that “Debt” as

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used in this definition shall not include Debt incurred by a Securitization SPV owed to the Borrower or any of its Subsidiaries, as applicable, which Debt represents all or a portion of the purchase price or other consideration paid by such Securitization SPV for such receivables or interests therein), where (i) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrower or any of its Subsidiaries, as applicable, in respect of Receivables sold, assigned, conveyed, granted or contributed, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under applicable laws (including debtor relief laws) and (ii) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of any Securitization SPV in respect of Receivables sold, assigned, conveyed, granted or contributed or payments made in respect thereof, are customary for transactions of this type, (b) in connection with a securitization thereof pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act of 1996, as amended, (c) in connection with a securitization thereof pursuant to Section 24-2-4e of the Code of West Virginia and (d) any other securitization by the Borrower or any Subsidiary of the Borrower of rights to payments or other payment intangibles (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges) from customers of the Borrower or such Subsidiary, which in the case of clause (d), such rights (i) arise after the date of this Agreement and (ii) are identified in the accounting records of the Borrower or such Subsidiary as accounts receivable, regulatory assets or other intangible assets associated with the right to receive such payments over time in connection with the sale and/or delivery of electricity and any services related thereto, and which are permitted hereunder.

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(c).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s Assets, whether by dividend or upon liquidation.

“Project Finance Debt” means, any Debt of a Person that is incurred for the purpose of financing the development, construction, acquisition or improvement of operating or capital assets (the “Project”) which is either (i) non-recourse to such Person except with respect to such operating or capital assets (and revenues, proceeds and other customary ancillary assets) being financed in such Project or, (ii) if such Person is (A) a special purpose entity formed for the purpose of obtaining such financing and undertaking the ownership or operation of such Project or (B) an entity whose sole asset is the direct or indirect ownership of Equity Interests in an entity described in clause (A),

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is limited in recourse primarily to such Persons and their assets, provided that Indebtedness shall not fail to be considered “Project Finance Debt” if the holders of such Project Finance Debt have (1) recourse to Equity Interests or other Investments in the entities described in clause (ii) above held by the Borrower or any of its Subsidiaries and (2) limited recourse to the Borrower or its Subsidiaries in the form of Performance Guarantees.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the amount of the Facility; provided that if the commitment of each Lender to make Advances and the obligation of each Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.05 or 6.01, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule I or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Public Debt Rating” means, as of any date, the most recently announced ratings by S&P, Moody’s and Fitch, as the case may be, for the non-credit enhanced long-term senior unsecured debt issued by the Borrower; provided that (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating or if none of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and Commitment Fee Rate will be determined in accordance with Level 6 under the definition of “Applicable Margin” and “Commitment Fee Rate”, respectively; (b) if any two of the ratings established by S&P, Moody’s and Fitch shall be equal and higher than the third rating, the Applicable Margin and Commitment Fee Rate shall be determined in accordance with the higher rating (or such two equal ratings); (c) if any two of the ratings established by S&P, Moody’s and Fitch are equal and lower than the third rating, the Applicable Margin and Commitment Fee Rate shall be based upon the lower of the ratings established by S&P, Moody’s and Fitch; (d) if none of the ratings established by S&P, Moody’s and Fitch are equal, then the Applicable Margin and Commitment Fee shall be based on the middle rating; (e) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and each one of the rating levels are different, the applicable Public Debt Rating shall be based on the higher of such ratings unless one of the two applicable ratings is two or more levels lower than the other, in which case the applicable Public Debt Rating shall be determined by reference to the level one rating lower than the higher of the two applicable ratings; (f) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (g) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be. If the rating system of S&P, Moody’s or Fitch applicable to any class of non-credit enhanced long-term senior unsecured debt shall change in any material respect, or if either such rating agency shall cease to be in the business of rating corporate debt

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obligations, the Borrower and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Quarterly Date” means the last Business Day of March, June, September and December, commencing with June 30, 2010.

“Receivables” means any accounts receivable, payment intangibles, notes receivable, rights to receive future payments and related rights, including financial transmission rights (“FTRs”) or any other rights to payment from PJM Interconnection LLC or another regional transmission authority (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any supporting obligations and other financial assets related thereto (including all collateral securing such accounts receivables, FTRs or other assets, contracts and contract rights, all guarantees with respect thereto, and all proceeds thereof) which are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such Receivables.

“Redeemable” means, with respect to any Preferred Interests, any such Preferred Interests that the issuer is required, pursuant to the terms and conditions thereof, to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer.

“Register” has the meaning specified in Section 8.07(e).

“Related Fund” means, with respect to any Lender or Eligible Assignee that is a Fund, any other Fund that is administered or managed by the same Person as such Lender or Eligible Assignee or by an Affiliate of such Person.

“Representatives” has the meaning specified in Section 8.12(a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of all Advances of all Lenders (other than Defaulting Lenders) outstanding at such time, plus (b) the aggregate Unused Commitments of all Lenders (other than Defaulting Lenders) at such time.

“Responsible Officer” means, with respect to any Person, the president, any vice-president, the treasurer, the chief financial officer or an Authorized Signatory of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

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“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or other replacement official publication of such list published from time to time.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“SEC” means the Securities and Exchange Commission.

“Securitization SPV” means any trust, partnership or other Person established by the Borrower or any Subsidiary of the Borrower to implement a Permitted Securitization.

“Senior Debt Obligations” means, without duplication, (a) the Obligations of the Borrower to pay principal and interest on the Advances (including any interest accruing after the filing of a petition with respect to, or the commencement of, any Insolvency Proceeding, whether or not a claim for post-petition interest is allowed in such proceeding); and (b) any and all commissions, fees, indemnities, prepayment premiums, costs and expenses and other amounts payable to any Lender Party under any Financing Document, including all renewals or extensions thereof; provided that notwithstanding anything to the contrary in any Financing Document, “Senior Debt Obligations” shall not include any Obligations of the Borrower owed to any of its Affiliates.

“Significant Subsidiary” means each Subsidiary of Borrower, other than any Securitization SPV, the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Borrower, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Default” means (a) any Event of Default or (b) any event that would constitute an Event of Default under clause (a) or (f) of Section 6.01 but for the requirement that notice be given or time elapse or both.

“SPV” has the meaning provided in Section 8.07(h).

“Standby Letter of Credit” means any Letter of Credit issued under this Agreement, other than a Trade Letter of Credit.

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“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 31, 2003, by and among AYE and its Subsidiaries, as amended.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, excise, franchise, employment, value added, real estate, withholding or similar taxes, assessments, fees, liabilities or other charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Event” means an event described in Section 4042(a) of ERISA.

“Total Capitalization” means, at any date, the sum of (a) Consolidated Debt, plus (b) Consolidated shareholders’ equity of the common, preference and preferred equityholders of the Borrower and its Subsidiaries (excluding from shareholders’ equity on any date of determination (i) the effect of all unrealized gains and losses relating to derivative instruments recorded in income or in other comprehensive income in accordance with GAAP, (ii) the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP and (iii) any non-controlling interest in any Person, plus (c) the aggregate principal amount of Hybrid Securities; provided that for purposes of determining “Total Capitalization”, in no event shall the aggregate principal amount of Hybrid Securities for purposes of this clause (c) exceed 15% of Total Capitalization; provided, further that, for purposes of calculating Total Capitalization, Consolidated Debt shall exclude Non-Recourse Debt and Junior Subordinated Deferred Interest Debt Obligations and Total Capitalization shall exclude Equity Interest in each Subsidiary of the Borrower that is an obligor for, or whose Assets secure, Non-Recourse Debt.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Advances and all L/C Obligations.

“Trade Letter of Credit” means any Letter of Credit that is issued under this Agreement for the benefit of a supplier of goods or services to the Borrower or any of its Subsidiaries to effect payment for such goods or services, the conditions to drawing under which include the presentation to an Issuing Bank.

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“TrAILCo” means Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation, and a direct wholly-owned subsidiary of Allegheny Energy Transmission, LLC.

“TrAILCo Companies” means (a) TrAILCo Regulated Companies and TrAILCo Non-Regulated Companies.

“TrAILCo Non-Regulated Companies” means any direct or indirect Subsidiary of AYE (including Allegheny Energy Transmission, LLC) established to undertake the development, construction, operation, maintenance and finance of the TrAILCo Project or the ownership of any Subsidiary established to undertake the development, construction, operation, maintenance or finance of the TrAILCo Project and which is not a TrAILCo Regulated Company.

“TrAILCo Project” means, collectively, (a) an approximately 150 mile 500-kV transmission line from a new substation in western Pennsylvania through West Virginia to a point of interconnection with Virginia Electric and Power Company east of Middletown, Virginia (including transformers, substations, radial lines, and other equipment and facilities), (b) an approximately 32 mile 500-kV transmission line located exclusively in Virginia, which is 50% owned by TrAILCo and 50% owned by Virginia Electric and Power Company, that Virginia Electric and Power Company will construct, operate and maintain and runs from the southeastern boundary of the Appalachian Trail and ends at a point of interconnection with Virginia Electric and Power Company, and (c) certain other electric transmission facilities constructed, operated and maintained by TrAILCo.

“TrAILCo Regulated Companies” means any direct or indirect Subsidiary of AYE (including TrAILCo) established to undertake the development, construction, operation, maintenance or finance of the TrAILCo Project and which (a) directly owns the TrAILCo Project and (b) is subject to regulatory supervision by a federal or state Governmental Authority with respect to incurrence of indebtedness.

“Transactions” means the financing and other transactions contemplated by the Financing Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(i).

“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) such Lender’s Pro Rata Share of the Total Revolving Outstandings.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

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“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Principles of Interpretation. (a) Except to the extent expressly provided to the contrary in this Agreement or to the extent that the context otherwise requires, in this Agreement and the other Financing Documents:

(i) the table of contents and Article and Section headings are for convenience only and shall not affect the interpretation of any Financing Document;

(ii) references to any document, instrument or agreement, including any Financing Document, shall include (A) all exhibits, annexes, schedules, appendices or other attachments thereto and (B) all documents, instruments or agreements issued or executed in replacement thereof;

(iii) references to a document or agreement, including any Financing Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the Financing Documents;

(iv) the words “include”, “includes” and “including” are not limiting;

(v) references to any Person shall include such Person’s successors and permitted assigns (and, in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities);

(vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Financing Document shall refer to such Financing Document as a whole and not to any particular provision of such Financing Document;

(vii) references to “days” shall mean calendar days;

(viii) the singular includes the plural and the plural includes the singular;

(ix) references to Applicable Law, generally, shall mean Applicable Law as in effect from time to time, and references to any specific Applicable Law shall mean such Applicable Law, as amended, modified or supplemented from time to time, and any Applicable Law successor thereto;

(x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and

(xi) any reference in this Agreement or any other Financing Document to an Article, Section, Schedule, Appendix or Exhibit is to the article or section of, or a schedule, appendix or exhibit to, this Agreement or such other Financing Document, as the case may be, unless otherwise indicated.

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(b) This Agreement and the other Financing Documents are the result of negotiations among the parties hereto and their respective counsel. Accordingly, this Agreement and the other Financing Documents shall be deemed the product of all parties hereto or thereto, as the case may be, and no ambiguity in this Agreement, or any Financing Document shall be construed in favor of or against the Borrower, the Administrative Agent, any Arranger Party or any Lender Party that is a party hereto.

(c) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the covenant in Section 5.03 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.03 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Letter of Credit. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the stated face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed the maximum stated amount of such Letter of Credit after giving effect to all increases thereof, whether or not such maximum face amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND LETTERS OF CREDIT

SECTION 2.01. The Advances (a) Advance. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “Advance”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date until the Final Maturity Date in an amount for each such Advance not to exceed such Lender’s Unused Commitment at such time; provided that after giving effect to any Borrowing, (i) the Total Revolving Outstandings shall not exceed the Facility, and (ii) the aggregate Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made simultaneously by the Lenders

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ratably according to their Commitments. Within the limits of each Lender’s Unused Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b) Letters of Credit. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to make L/C Credit Extensions for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(a)(i) and (ii), and (B) to honor drawings under the Letters of Credit issued by it; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any L/C Borrowings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Facility and (y) the aggregate Outstanding Amount of the Advances of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment. Each request by the Borrower for the issuance of, or an amendment to increase the amount of, any Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c) Letters of Credit Generally. (i) No Issuing Bank shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; provided that in no event shall the expiry date of any requested Letter of Credit occur on or after the Business Day immediately preceding April 30, 2013.

(ii) No Issuing Bank shall be under any Obligation to make any L/C Credit Extension if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the making of such L/C Credit Extension would violate any Applicable Laws;

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(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;

(D) such L/C Credit Extension is to be denominated in a currency other than Dollars;

(E) such L/C Credit Extension contains any provisions for automatic reinstatement of the stated amount after any L/C Borrowing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03 exists, or any Lender is then a Defaulting Lender, unless such Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Bank’s risk with respect to such Lender.

(iii) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to make such L/C Credit Extension in its amended form under the terms hereof.

(iv) No Issuing Bank shall be under the obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing shall be made on notice, given by the Borrower not later than 2:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 11:00 a.m. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in immediately available funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower, by crediting the Borrowing Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any L/C Borrowings made by any Issuing Bank and by any Lender, as the case may be, and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank or such other Lender, as the case may be, for repayment of such L/C Borrowing.

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(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.11 or 2.12 and (ii) the Advances may not be outstanding as part of more than fifteen separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the Borrower has specified in the related Notice of Borrowing is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Subject to the Administrative Agent giving prompt notice of the relevant Notice of Borrowing received by the Administrative Agent to the Lenders, unless the Administrative Agent shall have received notice from any Lender prior to the date of the Borrowing requested under such Notice of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of Letters of Credit; Drawings and Reimbursements; Auto-Extension Letters of Credit; Funding of Participations (a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such Issuing Bank and the Administrative

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Agent not later than 2:00 p.m. (New York City time) at least one (1) Business Day (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (which date shall be not later than the earlier of (1) the date which is twelve (12) months after the proposed issuance date and (2) the Letter of Credit Expiration Date (or such later date as may be agreed by the Lenders in accordance with Section 2.01(c)(i)); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require. Additionally, the Borrower shall furnish to each Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as each such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, make an L/C Credit Extension for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the making of each L/C Credit Extension, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such L/C Credit Extension in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such L/C Credit Extension.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to make an L/C Credit Extension that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) or upon notice to such Issuing Bank by the Administrative Agent or the Borrower of an Insolvency Proceeding with respect to the Borrower or any Significant Subsidiary, by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such

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Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or such later date as may be agreed by the Lenders in accordance with Section 2.01(c)(i)); provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.01(c)(i), or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent or any Lender that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment thereof.

(b) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Borrower thereof. Not later than 11:00 a.m. (New York City time) on the date of any payment by such Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the other conditions set forth in Section 2.01 and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.03(b) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of such Issuing Bank at the Administrative Agent’s Account in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Bank.

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(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate equal to the sum of (A) the Base Rate in effect from time to time, plus (B) the Applicable Margin in effect from time to time, plus (C) 2% per annum. In such event, each Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Advance or L/C Advance pursuant to this Section 2.03(b) to reimburse such Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such drawing shall be solely for the account of such Issuing Bank.

(v) Each Lender’s obligation to make Advances or L/C Advances to reimburse any Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be irrevocable, absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of such Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c) Repayment of Participations. (i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

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(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 2.12 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by any Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(j); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(e) Cash Collateral. (i) Upon the occurrence and during the continuance of any Event of Default, at the request of the Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date (or, if the expiry date of such Letter of Credit is after the Letter of Credit Expiration Date (as may be agreed by the Lenders in accordance with Section 2.01(c)(i)), as of such later expiry date), any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to

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such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date (or such later date as may be agreed by the Lenders in accordance with Section 2.01(c)(i)), as the case may be).

(ii) At the request of the Administrative Agent (the Administrative Agent hereby agreeing to make such request upon a request from any Issuing Bank), if (A) there is at any time a Defaulting Lender, and (B) (I) one or more Letters of Credit are then outstanding or (II) an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that is then outstanding, then, in any such case, the Borrower shall immediately (x) repay to each Issuing Bank such Defaulting Lender’s Pro Rata Share of such L/C Borrowing, together with accrued interest thereon through the date of such repayment and (y) Cash Collateralize such Defaulting Lender’s Pro Rata Share of the aggregate undrawn amount of all outstanding Letters of Credit.

(iii) The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances held in the Cash Collateral Account and all proceeds of the foregoing. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse each Issuing Bank.

(f) Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower upon issuing an L/C Credit Extension, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Trade Letter of Credit.

(g) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any Obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the L/C Credit Extensions for the account of Subsidiaries inure to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of L/C Credit Extensions issued during the preceding month and drawings during such month under each Letter of Credit and (B) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate L/C Obligations during the preceding calendar quarter of all Letters of Credit.

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(j) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Financing Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (so long as such draft or certificate substantially complies with such terms); or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it pursuant to Section 2.03(a)(iv) and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(k) Liability. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank, any of its Affiliates, nor any of its respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by such Issuing Bank against presentation of

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documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were primarily caused by (A) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of any Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 2.04. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of all Advances which are then outstanding.

SECTION 2.05. Termination or Reduction of the Commitments.

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Unused Commitments; provided that (i) each partial reduction shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) each partial reduction shall be made ratably among the Lenders in accordance with their respective Commitments.

(b) Termination. The Commitments shall terminate on the earlier to occur of (A) 5:00 p.m. (New York City time) on the Final Maturity Date, (B) the termination in full of the Commitments pursuant to Section 2.05(a), or (C) the termination of the Commitments in accordance with Section 6.01.

(c) Termination of Defaulting Lender Commitment. Notwithstanding anything to the contrary in this Agreement, the Borrower may, upon at least five days’ written notice to a Defaulting Lender (with a copy to the Administrative Agent), irrevocably terminate in whole the Unused Commitment of such Lender. Such termination shall be effective, with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than five days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.05(c), the Borrower shall (x) repay to each Issuing Bank such Defaulting Lender’s Pro Rata Share of all L/C Borrowings then outstanding, together with accrued interest thereon through the date of such repayment, (y) Cash Collateralize such Defaulting Lender’s Pro Rata Share of the aggregate undrawn amount of all outstanding Letters of Credit, and (z) pay or cause to be paid all accrued facility fees or Letter of Credit fees payable to such Lender and all other amounts due and payable to such Lender hereunder; and, if such Lender is an Issuing Bank, the Borrower shall pay to the Administrative Agent for deposit an amount equal to the available amount of all Letters of Credit issued by such Issuing Bank, and upon such payments, the obligations of such Lender hereunder with respect to such Unused Commitment which have been terminated shall, by the provisions hereof, be released and

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discharged; provided, however, that such Lender’s rights and obligations provided in Section 8.16 with respect to such Unused Commitment which have been terminated shall survive such release and discharge as to matters occurring prior to such date.

SECTION 2.06. Prepayments Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if the notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for the Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(d).

(b) Other Amounts. Concurrently with any prepayment of Advances under this Section 2.06, the Borrower shall pay to the applicable Lender or Issuing Bank all accrued fees, costs and expenses, accrued interest thereon, if any, and any other amounts due under the Financing Documents in respect of the principal amount of the Advances or L/C Borrowings so prepaid, including pursuant to Section 8.04(e).

(c) Overadvances. If for any reason the Total Revolving Outstandings at any time exceed the Facility at such time, the Borrower shall immediately upon notice from the Administrative Agent prepay Advances and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

SECTION 2.07. Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears on each Quarterly Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the date of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

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(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid and overdue principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable by the Borrower hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion/Continuation pursuant to Section 2.11(a)(ii) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, in each case from the Borrower, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee from the date hereof, in the case of each Initial Lender, and from the effective date specified in either a joinder agreement pursuant to Section 2.16 or the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, until the Final Maturity Date, commencing on the Closing Date, and payable quarterly in arrears on the first Business Day after the end of each Quarterly Date and on the Final Maturity Date, at the Commitment Fee Rate on the average daily Unused Commitment of such Lender during such fiscal quarter; provided, however, that no commitment fee shall accrue on the Unused Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; provided, however, that no Letter of Credit Fee shall accrue on the Pro Rata Share of a Letter of Credit of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any payment-related Default exists, all Letter of Credit Fees shall accrue at the Applicable Margin for Eurodollar Rate Advances plus 2%.

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(c) Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks, Etc. The Borrower shall pay directly to the relevant Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued hereunder in the amount to be agreed between the Borrower and the applicable Issuing Bank of the L/C Obligations (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Fronting Fee”). The Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall, with respect to all Letters of Credit issued at its request, pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) The Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and such Administrative Agent.

SECTION 2.09. Payments Generally; Pro Rata Treatment. (a) The Borrower shall make each payment hereunder, under the Notes and under any Financing Document owing to any Lender Party, in full, and without condition or deduction for any counterclaim, defense, recoupment or setoff, not later than 2:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if the payment by (or for the account of) the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement; provided, that with respect to any prepayment, if any Lender is a Defaulting Lender at the time of any such prepayment, such prepayment of the Advances shall, if the Administrative Agent so directs at the time of making such prepayment, be applied to the Advances of other Lenders as if such Defaulting Lender had no Advances outstanding and the outstanding Advances of such Defaulting Lender were zero until such time as the proportion (expressed as a fraction) of the principal amount outstanding of all Advances owed to each Lender (including Defaulting Lenders) is equal to the Pro Rata Share of such Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

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(b) All payments under this Agreement and the other Financing Documents to the Administrative Agent (whether for its own account or for the account of any Lender Party) shall be made to such Administrative Agent.

(c) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party by the Borrower is not made when due hereunder or, in the case of a Lender, under its Note or Notes, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(d) All computations of interest based on the “prime rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate (including, Base Rate based on the one-month Eurodollar Rate), the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g) If the Administrative Agent receives funds for application to the Obligations under the Financing Documents under circumstances for which the Financing Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the L/C Obligations then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct; provided that the Borrower shall not be liable to any Lender Party with respect to any such distribution by the Administrative Agent.

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(h) If any Lender Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Section 2.10, 2.12 or 2.13, as a result of an assignment pursuant to Section 8.07, as a result of the payment of an Amendment Fee which has been offered to or is available to all Lender Parties on the same terms or payments made pursuant to Section 2.08(a), 2.08(b) or 2.09(a) during any period that any Lender shall be a Defaulting Lender, (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.09 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to

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Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Interest Elections. (a) Optional. (i) The Borrower may on any Business Day elect to Convert all or any portion of the Advances comprising the same Borrowing from one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section 2.11. The Borrower may elect different options with respect to different portions of any Borrowing, in which case each such portion shall be allocated ratably among the Lenders in accordance with their Commitments. At no time shall the total number of different Interest Periods for all Eurodollar Rate Advances outstanding exceed fifteen.

(ii) To make an election pursuant to this Section 2.11(a), the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) by telecopier or electronic mail (a “Notice of Conversion/Continuation”) of the Conversion or Continuation, as the case may be, (i) by 11:00 a.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 2:00 p.m. (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of the relevant Borrowing, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Borrowings are to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Borrowings are to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests that the relevant Borrowing be comprised of Eurodollar Rate Advances but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower.

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(iii) If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, the Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if an Event of Default has occurred and is continuing, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing.

(iv) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s ratable share of each election.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances to be made to it in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.12. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to maintain or participate in the L/C Credit Extensions or of agreeing to make or of making or funding or maintaining L/C Credit Extensions (excluding, for purposes of this Section 2.12, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or

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reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to participate in the making of L/C Credit Extensions hereunder and other commitments of such type or the maintenance of or participation in the L/C Credit Extensions (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to participate in the L/C Credit Extensions or to the issuance or maintenance of or participation in L/C Credit Extensions. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Required Lenders have determined that the circumstances causing such suspension no longer exist.

SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, (i) taxes imposed on (or measured by) its overall net income, or any franchise taxes or similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement or any other Financing Document and the transactions contemplated hereby or thereby), or taxes measured by its net worth or shareholder’s capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any Lender Party is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.13 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings

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and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Covered Taxes”). If the Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (A) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make all such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Financing Document, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). If revised disclosure regulations under Section 6011 of the Code are issued which modify the definition of a “reportable transaction” so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.13, the terms “Covered Taxes” and “Other Taxes” shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.13(a) above), whether or not collected by way of withholding.

(c) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Covered Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) As soon as practicable (but in no event later than 90 days) after the date of any payment of Covered Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the Administrative Agent, in the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Covered Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Covered Taxes. For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the

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case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Lender Party’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the Lender Party is not a bank for purposes of Code Section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Lender Party, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section; (2) the Lender Party is not a 10% shareholder of the Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Lender Party is not a controlled foreign corporation that is related to the Borrower within the meaning of Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the Lender Party, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each Lender Party organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time as requested in writing by the Borrower, provide each of the Administrative Agent and the Borrower with two duly completed copies of Internal Revenue Service Form W-9. Each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party (but only to the extent such Lender Party is lawfully able to do so). Each such Lender Party shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Covered Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Covered Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Covered Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Covered Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

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(f) Notwithstanding the foregoing, for any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Covered Taxes imposed by the United States by reason of such failure; provided that should a Lender Party become subject to Covered Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Covered Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h) If any Lender Party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Covered Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Financing Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.13 exceeding the amount needed to make such Lender Party whole, such Lender Party shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

SECTION 2.14. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from the Advances or L/C Credit Extensions and/or L/C Borrowings owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of enforcement or otherwise) the Advances or L/C Borrowings owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Advances and/or L/C Borrowings owing to, or to be made by, such Lender Party. All references to Notes in the Financing Documents shall mean Notes, if any, issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(e) shall include a control account, and a subsidiary account for each Lender Party, in which

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accounts (taken together) shall be recorded (i) the date and amount of each Advance or L/C Advance or L/C Borrowing made hereunder (or deemed to be made hereunder), whether such Advance or L/C Borrowing bears interest at the Base Rate or the Eurodollar Rate, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Acceptance delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party; and (iv) the amount of any sums received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and issuances of any Letter of Credit shall be available (and the Borrower agrees that it shall use proceeds of Advances made to it and each Letter of Credit issued at its request) solely for general corporate purposes.

SECTION 2.16. Request for Commitments. (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request an increase in the Facility by an amount (for all such requests) not exceeding $75,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether in an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to make any increase pursuant to this Section 2.16. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and each Issuing Bank (in its sole discretion), the Borrower may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b) If the Facility is increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Commitment Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Commitment Effective Date. As a condition precedent to such increase, the Borrower shall

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deliver to the Administrative Agent a certificate dated as of the Commitment Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that: (A) before and after giving effect to such increase, the representations and warranties of the Borrower contained in Article IV of this Agreement and the other Financing Documents are true and correct on and as of the Commitment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 4.01(f) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.04, (B) before and after giving effect to such commitments, no Default exists, and (C) all Governmental Approvals necessary for the Borrower to so increase the Facility have been obtained, are in full force and effect. The Borrower shall prepay any Advances outstanding on the Commitment Effective Date (and pay any additional amounts required pursuant to Section 8.04(d)) to the extent necessary to keep the outstanding Advances ratable with the revised Pro Rata Share arising from any nonratable increase in the Commitment under this Section 2.16.

(c) This Section shall supersede any provisions in Section 2.09(h) and 8.01 to the contrary.

SECTION 2.17. Automatic Extension of the Final Maturity Date. Notwithstanding anything to the contrary herein, the Borrower shall be permitted to extend the Final Maturity Date from December 31, 2011 to April 30, 2013, without further consent from the Lenders, subject to the following conditions:

(a) the Borrower shall have provided notice of such extension to the Administrative Agent no less than ten (10) Business Days prior to the effective date of the extension;

(b) the Administrative Agent shall have received a legal opinion of special Virginia counsel to the Borrower, which such opinion shall cover only the laws of the Commonwealth of Virginia and shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include opinions that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (including the extension of the Final Maturity Date) (i) has been duly authorized by all necessary corporate action of the Borrower, (ii) does not violate any Applicable Laws or any enforceable order or decree of any court or governmental instrumentality known to such counsel and applicable to the Borrower and (iii) does not require any Governmental Approval that has not been obtained or taken and is not in full force and effect is required to be obtained or taken by the Borrower to authorize such execution, delivery and consummation; and

(c) the Administrative Agent shall have received a copy of the applicable Governmental Approval from the Commonwealth of Virginia State Corporation Commission (the “Virginia SCC”) approving the extension of the Final Maturity Date; provided that this clause (c) shall be satisfied if the opinion in clause (b) explicitly states that no such Governmental Approval is required by the Virginia SCC in connection with the extension of the Final Maturity Date.

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ARTICLE III

CONDITIONS OF EFFECTIVENESS

SECTION 3.01. Conditions Precedent to Closing Date. No Lender shall be required or obligated to make any Advance, and no Issuing Bank shall be required or obligated to make L/C Credit Extensions, in each case until the first Business Day (the “Closing Date”) on which the following conditions precedent have been satisfied (or waived, as evidenced by an “effective date” notice to the Borrower from each Issuing Bank and the Administrative Agent), as determined by each Lender and each such Issuing Bank (provided that if the Closing Date does not occur on or before June 30, 2010, the Commitments of the Lender Parties shall terminate on such date):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) (unless otherwise specified), each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender Parties (unless otherwise specified) and in sufficient copies for each Agent and the Borrower (unless otherwise specified):

(i) five (5) executed counterparts of this Agreement;

(ii) to the extent requested, duly executed Notes of the Borrower for the account of each Lender that has so requested complying with the provisions of Section 2.14;

(iii) certified copies of resolutions of the board of directors of the Borrower approving the Transactions and the execution, delivery and performance of each Financing Document to which the Borrower is or is to be a party, and of all documents evidencing other necessary corporate action with respect to the Transactions and each Financing Document to which the Borrower is or is to be a party;

(iv) copies of a certificate of the Secretary of State of Maryland and the Secretary of the Commonwealth of Virginia, dated on or no earlier than 15 days before the Closing Date, certifying (A) as to a true and correct copy of the certificate of formation of the Borrower and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary’s office, (2) the Borrower has paid all franchise taxes to the date of such certificate and (3) the Borrower is duly formed and in good standing or presently subsisting under the laws of the State of Maryland or the Commonwealth of Virginia, as applicable;

(v) copies of a certificate of the Secretary of State (or other applicable Governmental Authority) of each jurisdiction (other than the jurisdiction of its formation) set forth in Schedule 3.01(a) which shall be each jurisdiction where the Borrower conducts a material portion of its business, on or no earlier than 30 days before the Closing Date, stating that the Borrower is duly qualified to do business and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, as applicable;

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(vi) a certificate signed on behalf of the Borrower by its secretary or any assistant secretary (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) as to a true and correct copy of the Constituent Documents of the Borrower as of the Closing Date and each amendment to its Constituent Documents, if any, from the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted to the Closing Date and (B) the names and true signatures of the officers of the Borrower authorized to sign each Financing Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(vii) forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Borrower reasonably acceptable to the Administrative Agent on a consolidated basis for each fiscal year commencing with the fiscal year ending December 31, 2010 through the fiscal year ending December 31, 2013 to Lenders who agree to be bound by confidentiality and non-disclosure agreements satisfactory to the Borrower;

(viii) legal opinions of appropriate counsel for the Borrower, as to such matters as any Lender may reasonably request;

(ix) a certificate signed by a Responsible Officer of the Borrower to the effect that the representations and warranties of the Borrower contained in Article IV and each other Financing Document are true and correct on and as of the Closing Date as though made on and as of such date both immediately before and immediately after giving effect to the Initial Borrowing, if any and that no Default exists;

(x) audited Consolidated financial statements for the Borrower and its Subsidiaries for the fiscal year ending December 31, 2009 and, to the extent available, any interim quarterly financial statements thereafter; and

(xi) the Borrower shall have received a Public Debt Rating from each of S&P, Moody’s and Fitch of at least BBB-, Baa3 and BBB-, respectively.

(b) All Governmental Approvals and third party consents and approvals necessary in connection with the Transactions shall have been obtained and shall be in full force and effect, and the Administrative Agent shall have received evidence satisfactory to it that the foregoing have been accomplished.

(c) Except for Disclosed Matters as of the date hereof, since December 31, 2009, there shall not have occurred any Material Adverse Change.

(d) All Taxes (i) due and payable on or prior to the Closing Date in connection with the execution, delivery, filing, recording or admissibility in evidence of the Financing Documents or to ensure the legality, validity, enforceability or admissibility in evidence of the Financing Documents and (ii) due and payable on or prior to the Closing Date by the Borrower or any of its Subsidiaries in connection with the consummation of the transactions contemplated by, and the performance of, the Financing Documents shall, in the case of clauses (i) and (ii) of this Section 3.01(d), have been duly paid in full.

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(e) The Borrower shall have paid all accrued fees of the Administrative Agent, the Lender Parties and the Arranger Parties and all accrued expenses of the Administrative Agent to the extent invoiced at least three Business Days prior to the Closing Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and L/C Credit Extension. The obligation of each Lender to make an Advance (other than an L/C Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(a)) on the occasion of each Borrowing (including the Initial Borrowing) to the Borrower, and the obligation of the Issuing Bank to issue, amend to increase the principal amount thereof or extend any Letter of Credit (other than an extension pursuant to an Automatic Extension Letter of Credit in accordance with the original terms thereof), shall be subject to the further conditions precedent that on the date of such Borrowing or L/C Credit Extension, the following statements shall be true (and each of (x) the giving of the applicable Notice of Borrowing and (y) the acceptance by the Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

(a) the representations and warranties of the Borrower contained in Article IV (except, in the case of a Borrowing other than the Initial Borrowing, clause (e), clause (g) and the final sentence in clause (f) of Section 4.01) are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or L/C Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date (other than as to any such representations or warranties that, by their terms, refer to a specific date other than the date of the Borrowing or L/C Credit Extension, in which case they shall be true and correct as of such specific date);

(b) no Default has occurred and is continuing, or would result from such Borrowing or L/C Credit Extension or from the application of the proceeds therefrom; and

(c) in the case of any Advance or issuance of any Letter of Credit, in each case, made after the Closing Date, the Closing Date has occurred.

SECTION 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to it unless an officer of the Administrative Agent responsible for the transactions contemplated by the Financing Documents shall have received notice from such Lender Party prior to the date of the Borrowing or issuance of any Letter of Credit (as applicable) specifying its objection thereto and, in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Borrower represents and warrants to each Lender Party and each Agent as of the date hereof, as of the Closing Date and as of the date of any Borrowing or issuance of an L/C Credit Extension, as follows:

(a) Due Incorporation. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and the Commonwealth of Virginia and (ii) has all requisite corporate power and authority (including all Governmental Approvals) to carry on its business as now conducted, except, in the case of clause (ii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Conflict. The execution, delivery and performance by it of each Financing Document to which it is or is to be a party, and the consummation of the Transactions, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) contravene its Constituent Documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting it or any of its properties or (iv) except for any Liens created under this Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of its Assets, except where, in the case of clauses (i) through (iv), the violation of any such Constituent Documents, law, rule, regulation, permit, order, writ, judgment, injunction, decree, determination or award, breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, or creation or imposition of such Lien, could not be reasonably expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery, recordation, filing or performance by the Borrower of any Financing Document to which it is or is to be a party, or for the consummation of the Transactions, except (i) for the authorizations, approvals, actions, notices and filings (the “Governmental Approvals”), all of which have been duly obtained, taken, given or made, are in full force and effect, are held in the name of the Borrower and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed and (ii) as disclosed on Schedule 4.01(c).

(d) Validity & Enforceability. This Agreement has been, and each other Financing Document when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and each other Financing Document when delivered hereunder will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(e) Litigation. There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which has commenced against it or any of its Subsidiaries or any of their respective properties or to its knowledge, pending (but not yet commenced) or, to the knowledge of the Borrower, threatened against it or any of its Subsidiaries or any of their respective properties before any Governmental Authority that (i) except for Disclosed Matters, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than the matters described on Schedule 4.01(e) (the “Disclosed Litigation”)) or (ii) affects or could reasonably be expected to affect the legality, validity or enforceability of any Financing Document or the consummation of the Transactions.

(f) Financial Statements. Each of the financial statements of the Borrower delivered to the Administrative Agent pursuant to Sections 5.04(b) and 5.04(c) is true, complete and correct in all material respects as of the date of such statement, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly presents in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of the date thereof. Except (A) for Disclosed Matters or (B) as set forth in Schedule 4.01(f), since the date of the most recent financial statements delivered under this Agreement, no event, condition, occurrence or circumstance has existed or has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect.

(g) No Material Adverse Change. Since December 31, 2009, no Material Adverse Change has occurred, except for Disclosed Matters.

(h) Information. No information, exhibit or report furnished by the Borrower to the Administrative Agent, any Arranger Party or any other Lender Party in connection with the negotiation and syndication of the Financing Documents or the consummation of the Transactions or pursuant to the terms of the Financing Documents, when taken together with the information contained in AYE’s most recent annual report on Form 10-K (the “Form 10-K”) and in AYE’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K and the Borrower’s financial statements delivered pursuant to Section 3.01(a)(xi), taken as a whole, contains (as of the date on which such information is or was provided to the Administrative Agent, any Arranger Party or any Lender Party, as modified or otherwise supplemented by information so provided) any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, exhibit or report was based upon or constitutes a forecast or projection, the Borrower represents only that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable at the time (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that the Borrower makes no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize).

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(i) Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

(j) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, as such term is defined in the 1940 Act.

(k) Environmental Laws. (i) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) the operations and properties of the Borrower and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs and (C) no circumstances exist that could reasonably be expected to (I) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties or (II) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (B) to its knowledge, there are no and never have been any unlawful underground or aboveground storage tanks or any unlawful surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by the Borrower or any of its Subsidiaries or on any property formerly owned or operated by the Borrower or any of its Subsidiaries, and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries.

(iii) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been used, sold or disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

(l) Taxes. (i) Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. Insofar as then required thereunder, all amounts due and payable by the Borrower or any of its Subsidiaries under the Tax Allocation Agreement have been paid, and all amounts due and payable to the Borrower or any

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of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits), except as could not reasonably be expected to have a Material Adverse Effect.

(ii) The Borrower has, and each of its Subsidiaries has, filed, caused to be filed or been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(m) Insurance. All property and general liability insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date is in full force and effect and all premiums that are due and owed have been duly paid, except where the failure to pay could not reasonably be expected to have a Material Adverse Effect.

(n) No Default. No Default has occurred and is continuing.

(o) Use of Proceeds. The proceeds of Advances, and Letters of Credit shall be issued, solely for general corporate purposes of the Borrower and its Subsidiaries.

(p) OFAC. Neither the Borrower nor any Subsidiary of the Borrower is (i) a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance will not be used and have not been used, and no Letter of Credit will be used and has been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

(q) ERISA. No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, filed with the Internal Revenue Service is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

(r) Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, it will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and (iii) conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action, necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law.

(c) Payment of Taxes, Etc. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Contest.

(d) Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, preserve and maintain, and cause each Subsidiary to preserve and maintain, its existence, legal structure, rights (charter or statutory), permits, licenses, approvals, franchises and privileges in the jurisdiction of its formation and in each other jurisdiction in which the conduct of its business requires it to so qualify; provided, however, that the Borrower and any Subsidiary may consummate any merger or consolidation or asset sale permitted hereunder.

(f) Visitation Rights. At any reasonable time during normal business hours and from time to time as may be reasonably desired by any of the Administrative Agent or Lender Parties (provided that unless a Default shall have occurred and be continuing, such visits should

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be limited to twice per year), at the Borrower’s reasonable cost and expense, permit the Administrative Agent or any Lender Party, or any agents or representatives thereof, to examine and make copies of and abstracts from its records and books of account of, and visit the properties of, the Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that in the case of any discussion or meeting with the independent public accountants, only if the Borrower has been given the opportunity to participate in such discussion.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in accordance with GAAP in effect from time to time.

(h) Maintenance of Properties, Etc. Other than as mandatorily required by Applicable Law or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, operate, maintain and preserve, and cause each Subsidiary to operate, maintain and preserve, all of its properties (other than any such properties as are immaterial or non-essential to the conduct of business by the Borrower and its Subsidiaries, taken as a whole) that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the electric utility industry, as applicable, and in accordance with Applicable Laws (including Environmental Laws) in all material respects.

(i) Transactions with Affiliates. Other than as may be required by the Federal Power Act, as amended, or any rule or regulation issued by FERC, conduct, and cause each of its Subsidiaries to conduct, (i) all transactions with any of the Borrower’s Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than the Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower and (ii) all transactions with a Person other than an Affiliate of the Borrower on terms that are without regard to any benefit or detriment to any Affiliate of the Borrower (other than any of the Borrower’s Subsidiaries); provided that this Section 5.01(i) shall not be deemed to permit any transaction otherwise prohibited by the terms of this Agreement. It is expressly acknowledged and agreed that notwithstanding anything to the contrary herein, the Borrower shall not through its participation in the Allegheny Money Pool make any loan or have outstanding any loans to AYE, any of its Subsidiaries, or any Affiliate participating in the Allegheny Money Pool. Without prejudice to the foregoing, the following transactions shall be deemed to be in compliance with the first sentence of this clause (i): (A) any transaction executed in accordance with the requirements of Applicable Law, (B) any agreements made by the Borrower or any of its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, so long as such provider of last resort agreements are with an Affiliate of the Borrower and approved by all applicable Governmental Authorities, (C) any transaction authorized under a tariff or rate schedule which has been approved by the FERC or performed in accordance with FERC orders, (D) any agreement for the transfer, sale or servicing of any Assets in connection with a Permitted Securitization, any loan or transfer of the proceeds of any such Permitted Securitization, or any agreement for the transfer, sale or servicing of any Assets in connection with any other Permitted Securitization on reasonable and customary terms, (E) any Asset sales, leases, transfers, swaps, exchanges or other dispositions (including in respect of full or partial ownership percentages of

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transmission lines, generating facilities, generating equipment and related contract rights in power purchase agreements, leases, licenses, permits and other Assets), (F) the payment by the Borrower or any Subsidiary of the Borrower of salaries, benefits and other compensation to directors, officers and employees of the Borrower or such Subsidiary of the Borrower, (G) any sales, leases, transfers, swaps, assignments, exchanges or other distributions of Assets related to the TrAILCo Project or the PATH Project, as the case may be (whether in one transaction or a series of related transactions) to a wholly owned direct or indirect Subsidiary of the Borrower or any PATH Companies, (H) any issuances, sales, leases, transfers, distributions, assignments or other dispositions of any Equity Interests in any TrAILCo Company or any PATH Company, as the case may be, (in each case, whether in one transaction or a series of related transactions, and whether by way of merger, consolidation or otherwise) to a wholly owned direct or indirect Subsidiary of the Borrower or any PATH Companies and (I) any equity contribution arrangement under any other financing or project documents relating to the PATH Project and any other transactions related to the TrAILCo Project or the PATH Project that are otherwise required by any Governmental Authority. For the avoidance of doubt, (I) any contracts or arrangements listed on Schedule 5.01(i) to which the Borrower or any Subsidiary of the Borrower is a party (and any amendments thereto, renewals or replacements thereof on substantially the same terms as determined in good faith by a Responsible Officer of such Borrower or any Subsidiary of such Borrower that is a party thereto) and (II) the Financing Documents shall each be deemed to comply with this Section 5.01(i) except to the extent that any Governmental Authority determines that any such contract is not in conformance with Applicable Law and such non-conforming contract is not on terms described in the first sentence of this Section 5.01(i).

SECTION 5.02. Negative Covenants. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any Significant Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any Significant Subsidiary to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any Significant Subsidiary as debtor, or sign or suffer to exist, or permit any Significant Subsidiary to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, except:

(i) any Liens (A) created pursuant to the Financing Documents (including Section 2.03(e)) and any refinancing, refunding, extension, renewal or replacement (without increase in the principal amount) of such Debt with respect to all Senior Debt Obligations or (B) securing Debt outstanding on the date hereof under the First Mortgage Bonds, or any refinancing, refunding, extension, renewal or replacement (without increase in the principal amount) of such Debt described in this clause (B);

(ii) Permitted Liens;

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(iii) Liens existing on the date hereof and described on Schedule 5.02(a);

(iv) purchase money Liens upon or in real property, physical assets or equipment acquired or held by the Borrower or any Significant Subsidiary in the ordinary course of business to secure the purchase price of such real property, physical assets or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property, physical assets or equipment to be subject to such Liens, or Liens existing on any such real property, physical assets or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (A) such Lien is incurred and the Debt secured thereby is created prior to or within 90 days after the acquisition, completion of construction or completion of improvement thereof (as applicable), (B) no such Lien shall extend to or cover any property, physical assets or equipment other than the real property, physical assets or equipment being acquired, constructed or improved, or any proceeds thereof, and (C) the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed, when combined with all Capitalized Leases on Assets permitted pursuant to Section 5.02(a)(v), at any time outstanding $150,000,000;

(v) Liens arising in connection with Capitalized Leases in an aggregate principal amount, when combined with Debt secured by Liens permitted pursuant to Section 5.02(a)(iv), not to exceed $150,000,000 at any time outstanding; provided that no such Lien shall extend to or cover any Assets other than the Assets subject to such Capitalized Leases and proceeds thereof;

(vi) Liens on cash or Cash Equivalents (A) deposited in margin accounts with or on behalf of futures contract brokers or paid over to other contract counterparties or (B) pledged or deposited as collateral to a contract counterparty to secure obligations with respect to (1) contracts (other than for Debt) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, storage, lease or hedge of any energy related commodity or (2) Hedge Agreements entered into for non-speculative purposes;

(vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Significant Subsidiary; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any Assets other than those of the Person merged into or consolidated with the Borrower or such Significant Subsidiary;

(viii) Liens granted by the Borrower or any Significant Subsidiary in favor of a commercial trading counterparty, a futures contract broker or other contract counterparty on accounts receivable arising under, commodities covered by, other obligations owed to, and other rights of the Borrower or such Significant Subsidiary, in each case, under any contract (other than for Debt) entered into in the ordinary course of business in connection with commercial and trading activities (including any netting agreement) to secure the Borrower’s or such Significant Subsidiary’s obligations under such contract; provided that such Liens are granted in the ordinary course of business and, when granted, do not secure obligations which are past due;

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(ix) Liens granted on cash or Cash Equivalents to defease Debt of the Borrower or any of its Subsidiaries;

(x) Liens granted on cash or Cash Equivalents constituting proceeds from any sale or disposition of Assets that is not prohibited by Section 5.02(b) deposited in escrow accounts to secure Debt that may be deemed to arise as a result of agreements of the Borrower or any Significant Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the sale or disposition of any business, Assets or Equity Interests in any Subsidiary of the Borrower consummated not in contravention of the terms of Section 5.02(c) in an amount not to exceed with respect to any such sale or disposition the amount of gross proceeds received by the Borrower in connection with such sale or disposition;

(xi) the replacement, extension or renewal of any Lien permitted by clause (iii), (iv), (v) or (vii) above or clause (xiv) below upon or in the same property theretofore subject thereto;

(xii) Liens securing the issuance of First Mortgage Bonds issued after the date hereof in accordance with the terms and conditions of the First Mortgage Bond Indenture (as in effect on the date hereof, provided that the principal amount of First Mortgage Bonds issued under the First Mortgage Bond Indenture (including those issued prior to the date hereof) shall not exceed $750,000,000 in the aggregate;

(xiii) Liens granted in favor of a financial institution on cash, checks, deposit accounts, securities accounts and Cash Equivalents of the Borrower or its Subsidiaries held by such financial institution from time to time to secure secured or unsecured Debt owed to such financial institution from time to time in connection with the extension of credit to the Borrower for the account of one or more employees or departments of the Borrower or its Affiliates in respect of costs and expenses incurred by such employees or departments in connection with the conduct of business on behalf of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(xiv) Liens securing any tax exempt financing permitted to be incurred by the Borrower or any of its Subsidiaries to finance the acquisition, construction, installation or improvement of any capital or operating Assets of the Borrower or any of its Subsidiaries (or refinancings, extensions, renewals, replacements of any of the foregoing for the same or lesser amount); provided that the Liens shall not extend to or cover any property, physical asset or equipment other than such operating or capital Asset that is being acquired, constructed, installed or improved and other immaterial related Assets;

(xv) Liens on Assets securing Debt with an aggregate outstanding principal or face amount not to exceed at any time 15% of Consolidated Net Tangible Assets of the Borrower (excluding its Subsidiaries);

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(xvi) Liens on Receivables incurred in connection with a Permitted Securitization; and

(xvii) Liens on Assets arising in connection with any Project Finance Debt; provided that no such Lien shall extend to or cover any Assets other than the Assets subject to such Project Finance Debt (including Liens on revenues, proceeds and other customary ancillary Assets associated with such Project Finance Debt and on any Equity Interests or other Investments in any Subsidiary incurring Project Finance Debt).

(b) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof or engage in, or permit any of its Subsidiaries to engage in, any business other than electric power generation, transmission and distribution and/or energy trading and other businesses reasonably and directly related thereto, or any other business in which the Borrower or any of its Subsidiaries or Affiliates is engaged on the Closing Date.

(c) Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of Borrower (or its successor by merger or consolidation as contemplated by clause (iii) of this subsection (c)) to perform its obligations hereunder or under any other Financing Document, and (iii) in the case of any merger or consolidation to which such Borrower is a party, (A) the surviving entity is organized under the laws of the United States, any state thereof or the District of Columbia, (B) the Public Debt Rating of the surviving entity shall not be lower the Public Debt Rating of the Borrower in effect immediately prior to such merger or consolidation, (C) the corporation formed by such consolidation or into which such Borrower shall be merged shall assume such Borrower’s obligations under this Agreement and the other Financing Documents to which it is a party in a writing satisfactory in form and substance to the Required Lenders and (D) the Administrative Agent shall have received documents of the type specified in Section 3.01(a) (iii), (iv), (v), (vi) and (vii) and any other documentation reasonably requested by the Administrative Agent.

(d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any Assets or grant any option or other right to purchase, lease or otherwise acquire any Assets (other than to the Borrower) other than:

(i) the sale, transfer, lease or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire power, capacity, the right to transmit electricity or natural gas, fuel, fuel storage and processing, energy attributes and other products and services and Cash Equivalents in the ordinary course of business and any sale, lease or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire damaged, surplus, worn-out or obsolete Assets in the ordinary course of business;

(ii) the sale, transfer or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire any Emissions Credits in the ordinary course of business or otherwise;

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(iii) transactions announced as of the date hereof and set forth on Schedule 5.02(d) hereof, or otherwise permitted under Section 5.02(c);

(iv) sales, transfers, leases or other dispositions of Assets or Equity Interests among the Borrower and its Subsidiaries; provided that any sale, transfer, lease or other disposition of Assets or Equity Interests (A) by the Borrower shall be made for no less than the fair market value of the Assets or Equity Interests sold, leased, transferred or otherwise disposed of and (B) to the Borrower shall be made for no more than the fair market value of the Assets or Equity Interests sold, leased, transferred or otherwise disposed of;

(v) sales, transfers, leases or other dispositions of, or grant of any option or other right to purchase, lease or otherwise acquire, other immaterial Assets (other than Equity Interests in, or Debt or other Obligations of, any Subsidiary) in the ordinary course of business and on reasonable terms, if no Default exists at the time of such sale, transfer or other disposition or grant of any option or other right to purchase, lease or otherwise acquire;

(vi) to the extent constituting a transfer or other dispositions of Assets (A) the payment of dividends on the common equity of the Borrower or any Subsidiary in additional shares of common equity, (B) the payment of cash dividends on the common equity of any Subsidiary to its parent; and (C) so long as no Default or Event of Default exists or would exist immediately before or after giving effect thereto, the payment of cash dividends on the common equity of the Borrower;

(vii) sales, leases, transfers or other dispositions of Receivables in connection with a Permitted Securitization; and

(viii) the sale, lease, transfer or otherwise disposition of any Assets to any Person other than the Borrower and its Subsidiaries, in an amount not to exceed (A) 15% of the value of all Assets of the Borrower and its Subsidiaries in any Fiscal Year and (B) 25% of such value in the aggregate.

(e) Restrictions Affecting the Borrower and its Significant Subsidiaries. Enter into, incur or permit to exist any agreement or other arrangement that:

(i) prohibits or restricts the ability of the Borrower or its Significant Subsidiaries (other than a Securitization SPV or any PATH Company) to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law, or (B) any Financing Document, (C) the terms of any Debt permitted under this Agreement, (D) any agreement in effect with respect to any Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (E) any negative pledge incurred or provided in favor of any holder of Debt permitted under this Agreement solely to the extent any such negative pledge relates to the property financed by or subject of such Debt, (F) any agreement for the sale or disposition of Assets permitted under Section 5.02(d), provided that such restrictions and conditions apply only

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to the Asset that is to be sold or the proceeds thereof, (G) any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any of its Subsidiaries is a party, entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the Assets of the Borrower or such Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other Asset of the Borrower or such Subsidiary or the assets or property of any other Subsidiary, (H) customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, which restrictions when taken as a whole, as determined in good faith by a Responsible Officer of the Borrower, are not materially more restrictive than any similar restrictions in effect on the Closing Date, (I) any such restrictions or limitations contained in any other agreement in effect on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not materially more restrictive, taken as a whole, as determined in good faith by a Responsible Officer of the Borrower, than the restrictions or limitations in existence on the Closing Date, and (J) any such restrictions or limitations contained in, the First Mortgage Bond Indenture, or any refinancing, refunding, extension, renewal or replacement of such Debt but solely to the extent that such restrictions or limitations are contained in the agreement evidencing the relevant First Mortgage Bonds, or any refinancing, refunding, extension, renewal or replacement of such Debt, as of the date such Debt was incurred that are not materially more restrictive, taken as a whole, as determined in good faith by a Responsible Officer of the Borrower, than the restrictions or limitations in existence on the Closing Date; or

(ii) prohibits or restricts the ability of any of its Significant Subsidiaries (other than a Securitization SPV or any PATH Company) to declare or pay any dividend or other distribution in respect of its Equity Interests to the Borrower or any of its Subsidiaries or repay or prepay any Debt owed to, make loans or advances to, or otherwise invest in, the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law, (B) any Financing Document or (C) the AYE Credit Agreement.

(f) Compliance with ERISA. Terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any liability to it or any ERISA Affiliate, which could reasonably be expected to have a Material Adverse Effect, or (ii) permit to exist any Termination Event with respect to a Plan which could reasonably be expected to have a Material Adverse Effect to the extent such Termination Event is within the control of the Borrower.

SECTION 5.03. Financial Covenant. The Borrower covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, it will not permit the ratio of (a) Consolidated Debt, to (b) Total Capitalization, to exceed as of the last day of each March, June, September and December, 0.65 to 1.00.

SECTION 5.04. Reporting Covenants. The Borrower covenants and agrees that until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations are paid in full and all Commitments and each Letter of Credit shall have terminated,

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the Borrower will furnish to the Administrative Agent and each Lender Party (it being understood that delivery to the Administrative Agent for posting by the Administrative Agent of each of the following items on a electronic website shall constitute delivery to each Lender Party by the Borrower, and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the Lender Parties any such item delivered by the Borrower to the Administrative Agent):

(a) Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of the Borrower becomes aware of the occurrence of any Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or event, development or occurrence and, in each case, the actions, if any, which the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by a report that is unqualified or is otherwise reasonably acceptable to the Required Lenders of Deloitte & Touche LLP (or such other independent public accountants of recognized standing acceptable to the Required Lenders), together with (i) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, nothing has come to such accounting firm’s attention that would cause it to believe that the Borrower has failed to comply with the covenant set forth in Section 5.03, (ii) a schedule in form satisfactory to the Administrative Agent of the computations prepared by the Borrower and used by such accounting firm in determining, as to the fourth quarter of such Fiscal Year, compliance with the covenant contained in Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date and (iii) a certificate of the treasurer, assistant treasurer or other financial officer of the Borrower (reasonably acceptable to the Administrative Agent) stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the year to date ended as of such fiscal quarter and a Consolidated statement of income for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the treasurer, assistant treasurer or other financial officer of the Borrower

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(reasonably acceptable to the Administrative Agent) as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e), and promptly after the occurrence thereof, notice of any change in respect of the Disclosed Litigation described on Schedule 4.01(e) which could reasonably be expected to have a Material Adverse Effect.

(e) Debt Rating. Promptly after any announcement thereof by Moody’s, Fitch or S&P, notice of any change in the Borrower’s Public Debt Rating.

(f) Other Information. Such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender Party acting through the Administrative Agent may from time to time reasonably request.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events, conditions or occurrences (each, an “Event of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or any L/C Obligation, or the Borrower shall fail to make any other payment under any Financing Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable hereunder or under any other Financing Document; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Financing Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in any of Section 5.01(e), 5.02, 5.03 or 5.04(a); or

(d) the Borrower shall fail to perform or observe any other covenant or agreement (not specified in Section 6.01(a) or 6.01(c) above) contained in any Financing Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after the date on which written notice shall have been given to a Responsible Officer of the Borrower by the Administrative Agent or any Lender; or

(e)(i) the Borrower or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Financing Documents or Debt which is subject to Contest) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or with respect to any Hedge Agreement an Agreement Value, of more than $40,000,000 either individually or in the aggregate or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause (1) such Debt to have been demanded, become due, repurchased, prepaid, defeased or redeemed (automatically or otherwise), (2) an offer to repurchase, prepay, defease or redeem such Debt to have been made, prior to its stated maturity, or (3) cash collateral in respect thereof to have been demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Significant Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Significant Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value owed by the Borrower or any Significant Subsidiary as a result thereof is greater than the $40,000,000 either individually or in the aggregate; or

(f) any Insolvency Proceeding shall occur with respect to the Borrower or any Significant Subsidiary; or

(g) there is entered against the Borrower or any Significant Subsidiary (i) any final judgment or order for the payment of money in an amount exceeding $40,000,000 either individually or in the aggregate (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings are not stayed within 10 Business Days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) there occurs any Change of Control; or

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(i) as a result of or in connection with an ERISA Event with respect to a Plan, the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or is reasonably expected to incur liability in an amount exceeding, in the aggregate with any amounts applicable under clauses (j) and (k) of this Section 6.01, $40,000,000; or

(j) the Borrower or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, its Subsidiaries and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (i) and (k) of this Section 6.01, $40,000,000, or requires payments exceeding $40,000,000 per annum; or

(k) the Borrower or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower, its Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (i) and (j) of this Section 6.01, $40,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any part of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than an Advance by the Lenders pursuant to Section 2.03(b)) and of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any part of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Financing Documents owing to the Lenders to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that upon the occurrence of any Event of Default described in Section 6.01(f), (1) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than an Advance by the Lenders pursuant to Section 2.03(b)) and of the Issuing Banks to make L/C Credit Extensions shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described

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in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon demand the Borrower will, Cash Collateralize, for deposit in the Cash Collateral Account, an amount equal to the Outstanding Amount of all L/C Obligations. If at any time the Administrative Agent determines that any Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the Cash Collateral is less than the Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent additional Cash Collateral to be deposited and held in the Cash Collateral Account, in an amount equal to the excess of (a) such aggregate Outstanding Amount of all L/C Obligations over (b) the total amount of Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. (a) Each Lender Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Financing Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Financing Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender Party prompt notice (including matters disclosed in writing to the Administrative Agent as described in clause (b) of the definition of “Disclosed Matters”) of each notice given to it by the Borrower or any other Person pursuant to the terms of this Agreement or any other Financing Documents.

SECTION 7.02. Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Financing Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing: (a) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender Party that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) the Administrative Agent makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Financing Documents; (d) the Administrative Agent shall not have any

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duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower (except to confirm receipt of items expressly required to be delivered to the Administrative Agent in Article III); (e) the Administrative Agent shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; and (f) the Administrative Agent shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Arranger Parties and Affiliates. With respect to its commitments, if any, to make loans pursuant to its Commitment, the Advances made by it, the L/C Credit Extensions and the Notes issued to it, each Arranger Party shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or an Arranger Party, as applicable; and the terms “Lender” or “Lenders”, shall, unless otherwise expressly indicated, include each of the Arranger Parties, in its individual capacity, as applicable. Each Arranger Party, and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Subsidiary of the Borrower and any Person that may do business with or own securities of the Borrower or any such Subsidiary, all as if such Arranger Party, were not the Administrative Agent or an Arranger Party, as applicable, and without any duty to account therefor to the Lender Parties.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger Party or any other Lender Party, and based on the financial statements referred to in Sections 3.01 and 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents to which it is a party. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents to which it is a party.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Financing Documents or any action taken or omitted by the Administrative Agent under the Financing Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits,

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costs, expenses or disbursements resulting directly and primarily from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any costs and expenses (including reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) Each Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in its capacity as such in any way relating to or arising out of the Financing Documents or any action taken or omitted by such Issuing Bank under the Financing Documents (including the issuance or transfer of, or payment or failure to pay under, any Letter of Credit); provided that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lender Parties to the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for its Pro Rata Share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for such other Lender Party’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Documents.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the

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retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Financing Documents.

SECTION 7.07. Liability. Neither the Administrative Agent nor any Arranger Party shall be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything it may do or refrain from doing, except to the extent that any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from its gross negligence or willful misconduct.

SECTION 7.08. Treatment of Lenders. The Administrative Agent may treat the Lender Parties as the holders of Commitments or L/C Credit Extensions and as the absolute owners thereof for all purposes under this Agreement and the other Financing Documents unless the Administrative Agent shall receive notice to the contrary from such Lender Party.

SECTION 7.09. Miscellaneous.

(a) Instructions. The Administrative Agent shall have the right at any time to seek instructions concerning the administration of its duties and obligations hereunder or under any other Financing Documents from the Lenders or any court of competent jurisdiction. In the event there is any disagreement between the parties to this Agreement and the terms of this Agreement or any other applicable Financing Document do not unambiguously mandate the action the Administrative Agent is to take or not to take in connection therewith under the circumstances then existing, or the Administrative Agent is in doubt as to what action it is required to take or not to take, the Administrative Agent (other than with respect to the Administrative Agent’s actions required under the final sentence of Section 7.01(a)) shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Required Lenders or by order of a court of competent jurisdiction.

(b) No Obligation. None of the provisions of this Agreement or the other Financing Documents shall be construed to require the Administrative Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder. The Administrative Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or the other Financing Documents, at the request or direction of the Borrower or any Lender Party, (i) if any action it has been requested or directed to take would be contrary to Applicable Law, or (ii) unless the Administrative Agent shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

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SECTION 7.10. Arranger Parties. Except as set forth in Sections 7.03 and 8.12, none of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “joint lead arranger”, “joint book runner” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Financing Document other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary, agency or advisory relationship or other implied duty with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

(a) Amendments. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, other than as permitted pursuant to Section 2.17, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment only, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by: (i) all of the Lenders at any time (A) amend or waive any provision of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under the Notes including the definition of “Required Lenders”, or (B) waive any condition set forth in Section 3.01; and (ii) all of the Lenders directly affected thereby, at any time (A) reduce the principal of, or rate of interest on, the Advances or Notes or any fees or other amounts payable hereunder or extend or postpone any date scheduled for any payment required to be made hereunder (including pursuant to Section 2.05, 2.06 or 2.07), (B) extend the Final Maturity Date, other than as permitted pursuant to Section 2.17, (C) increase any Commitment or subject any Lender Party to any additional obligation, (D) alter any provision of this Agreement requiring the pro rata sharing of payments among the Lender Parties including Sections 2.09(h) and the definition of “Pro Rata Share”, (E) change the order of application of any payments or prepayments of Advances from the application thereof contemplated by Section 2.05 or 2.06 of this Agreement, (F) amend the definition of “Interest Period” so as to allow the duration of any Interest Period other than of a one, two, three or six month duration without regard to the availability to all Lenders of such duration, and (G) limit the liability of the Borrower or release the Borrower from liability hereunder or under any of the Notes; provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Banks, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or any Issuing Bank under this Agreement, and (y) Section 8.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by any SPV at the time of such amendment, waiver or other modification.

(b) Other Financing Documents. Except as otherwise specifically provided in this Agreement or any other Financing Document, the Lenders may amend, modify, terminate,

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change or waive, or consent or agree to any amendment, modification, termination, change or waiver of, any provision of any other Financing Document to which they are a party in accordance with the terms thereof.

SECTION 8.02. Notices, Etc. (a) Notices and other communications provided for hereunder shall be either (i) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied or otherwise delivered or (ii) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at The Potomac Edison Company, 800 Cabin Hill Drive, Greensburg, PA 15601, Fax: (724) 830-5151, Attention: General Counsel and Chief Financial Officer; if to any Initial Lender, the Initial Issuing Bank, any Lender or any Issuing Bank, at its Domestic Lending Office; and if to the Administrative Agent, at its address at 2 World Financial Center, New York, NY, 10281, or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by the Borrower or the Administrative Agent, as the case may be, in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.04 shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Commerzbank AG is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to Commerzbank AG, New York Branch, Attn: Monika Vislocka. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lender Parties by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

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(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender Party agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Financing Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

SECTION 8.03. No Waiver, Remedies. No failure by any Lender Party or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Financing Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 8.04. Indemnity and Expenses. (a) The Borrower agrees to pay within 30 days (or earlier if, and to the extent, required under Article III) after the presentation of an

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invoice all reasonable third-party costs and expenses of (i) the Administrative Agent in connection with the administration of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (but without duplication of such obligation under any other Financing Document) and (ii) the Administrative Agent and the Arranger Parties in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit expenses and, where appropriate, registration of all Financing Documents and (B) the reasonable fees and expenses of counsel for the Global Coordinator. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, each Arranger Party and each Lender Party, if any (including reasonable counsel fees and expenses), in connection with (1) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including reasonable fees and expenses of counsel for the Administrative Agent, each Arranger Party and each Lender Party; (2) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any collateral; (3) the exercise or enforcement of any of the rights of the Administrative Agent, any Arranger Party or any Lender Party under any Financing Document; (4) the failure by the Borrower to perform or observe any of the provisions hereof; and (5) any amendments, modifications, waivers or consents required or requested under the Financing Documents.

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Arranger Party and each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, sub-agents, trustees, attorneys and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, costs, liabilities and expenses (including reasonable fees and expenses of counsel, including the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) or relating to (i) execution, amendment or administration of this Agreement, the other Financing Documents, any Letter of Credit, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or any L/C Borrowings, (ii) the issuance or transfer of, or payment or failure to pay under, any Letter of Credit or (iii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and

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advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances or any Letter of Credit, the Financing Documents or any of the transactions contemplated by the Financing Documents.

(c) The indemnities provided by the Borrower pursuant to this Agreement shall survive the expiration, cancellation, termination or modification of this Agreement or the other Financing Documents, the resignation or removal of the Administrative Agent, and the provision of any subsequent or additional indemnity by any Person.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.11(b) or 2.12(c), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, or if a Lender assigns any Eurodollar Rate Advance other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advances.

(e) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Financing Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender Party, in its sole discretion.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.02, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Financing Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

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SECTION 8.06. Binding Effect. This Agreement shall become effective at such time as it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07. Assignments and Participations. (a) Each Lender Party may and, if requested by the Borrower (following (i) a demand by such Lender Party for the payment of additional compensation pursuant to Section 2.12 or 2.13, (ii) an assertion by such Lender Party pursuant to Section 2.10 that it is unlawful for such Lender Party to make Eurodollar Rate Advances or (iii) a failure by such Lender Party to approve any amendment or waiver pursuant to Section 8.01, provided that such amendment or waiver would otherwise have been effective but for such Lender Party’s failure, together with the failure of any other Lender Party to which the Borrower has made a similar request under this clause (a), to approve such amendment or waiver, provided further that, with respect to clause (iii), such failure to approve shall have continued for a period of not less than five Business Days following written notice by the Borrower to such Lender Party of such request by the Borrower), shall assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, L/C Credit Extensions and the Note or Notes held by it), including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Lender under and in respect of and shall be made on a pro rata basis with respect to each of the Advances held by such Lender, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender Party, an Affiliate of any Lender Party or an Approved Fund or an assignment of all of a Lender Party’s rights and obligations under this Agreement, the aggregate amount of any Commitment or Advance being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent) and shall be in increments of $1,000,000 in excess thereof; provided that Related Funds shall be combined for purposes of determining compliance with such minimum assignment amounts, (iii) with respect to any Commitment, Advance, L/C Credit Extension or L/C Borrowing, no such assignments (other than pledges or assignment by way of security to a Federal Reserve Bank) shall be permitted without the consent of each Issuing Bank (in each case, acting in its sole discretion), the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Specified Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), except, with respect to the Borrower’s consent only, assignments to any other Lender Party, an Affiliate of any Lender, any Approved Fund, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (such fee to be paid by the Borrower if such assignment

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is being made pursuant to a request of the Borrower therefor under this Section 8.07(a)); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds and (v) each such assignment thereof shall be made on a pro rata basis with respect to each of (A) such Lender’s Advances and L/C Credit Extensions and (B) such Lender’s Commitment; provided further that (I) each such assignment made as a result of a request by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement and (II) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower and/or one or more Eligible Assignees in an aggregate amount equal to all other amounts payable to such Lender under this Agreement and the other Financing Documents (including, without limitation, any amounts owing under Section 2.12, 2.13 or 8.04).

(b) Any Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its commitment hereunder to issue Letters of Credit at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iii) so long as no Specified Default has occurred and is continuing, the Borrower has consented to the assignment (such consent not to be unreasonably withheld).

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.12, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in

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connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with any Financing Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Financing Document, together with copies of the financial statements referred to in Sections 4.01(f), 5.04(b) and 5.04(c) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Financing Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Financing Documents are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(e) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitments of, and principal amount of the Advances and L/C Borrowings owing to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

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(g) Each Lender Party may sell participations to one or more Persons (other than the Borrower or any Affiliate of the Borrower) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, L/C Credit Extensions and the Note or Notes (if any) held by it); provided, however, that (i) any such sale shall be of a uniform and not varying percentage of all of its rights and obligations in respect of such Advances, (ii) such Lender Party’s obligations under this Agreement (including its Commitment and L/C Credit Extensions) shall remain unchanged, (iii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (v) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(h) Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Lender (a “Granting Lender”) may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an “SPV”) sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under the Financing Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a Lender would not otherwise be entitled to under this Agreement or any other Financing Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a Lender subject to the satisfaction of all requirements for an assignment by any Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of its Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

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(i) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower, subject to the requirements set forth in Section 8.12.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) to secure the obligations of such Lender Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic imaging means (including in PDF format) shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.11. Waiver of Jury Trial. The Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or

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counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Documents, the Advances, any Letter of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 8.12. Confidentiality. (a) Neither the Administrative Agent, any Arranger Party nor any Lender Party may, without the prior written consent of the Borrower, disclose to any Person (i) any confidential, proprietary or non-public information of the Borrower furnished to the Administrative Agent, the Arranger Parties or the Lender Parties by the Borrower (such information being referred to collectively herein as the “Confidential Information”) or (ii) the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the Confidential Information, in each case except as permitted by Section 8.07 or this Section 8.12 and except that the Administrative Agent, each of the Arranger Parties and each of the Lender Parties may disclose Confidential Information (i) to its and its Affiliates’ employees, officers, directors, agents, sub-agents, and advisors (collectively, “Representatives”) who need to know the Confidential Information for the purpose of administering or enforcing its rights under this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby or for the discharge of their duties (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority having jurisdiction over it or to the extent necessary for purposes of enforcing this Agreement or any other Financing Document, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to any assignee or pledgee of or participant in, or any prospective assignee or pledgee of or participant in, any of its rights or obligations under this Agreement, including in the case of any securitization or collateralization of, or other similar transaction relating to the rights and obligations of any Lender or Lenders hereunder, disclosure to any necessary Person in connection with such securitization, collateralization or other transaction (including any funding vehicle organized to undertake or effectuate such securitization, collateralization or other transaction, its lenders, sureties, reinsurers, swap counterparties, guarantors or credit liquidity enhancers, their respective directors, officers, and advisors, and any rating agency or to any credit insurance provider relating to the Borrower and its Obligations), so long as the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and such Persons have agreed in writing (or with respect to any rating agency, in writing or otherwise) to keep such Confidential Information confidential on substantially the same terms as provided herein, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.12 by the Administrative Agent, such Arranger Party or such Lender Party, or (B) is or becomes available to the Administrative Agent, such Arranger Party or such Lender Party on a nonconfidential basis from a source other than a Borrower and (viii) with the consent of the Borrower.

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(b) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall, without the prior written consent of the Borrower, use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby.

(c) Notwithstanding the foregoing, any of the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and the other Financing Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such U.S. tax treatment and U.S. tax structure.

(d) In the event that the Administrative Agent, any Arranger Party or any Lender Party becomes legally compelled to disclose any of the Confidential Information otherwise than as contemplated by Section 8.12(a), the Administrative Agent, such Arranger Party or such Lender Party shall provide the Borrower with notice of such event promptly upon its obtaining knowledge thereof (provided that it is not otherwise prohibited by Applicable Law from giving such notice) so that the Borrower may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Administrative Agent, such Arranger Party or such Lender Party shall furnish only that portion of the Confidential Information that it is legally required to furnish and shall cooperate with the Borrower’s counsel to enable the Borrower to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e) In the event of any breach of this Section 8.12, the Borrower shall be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to it at law or in equity.

(f) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates (insofar as such announcement, advertisement, statement or communication relates to the Borrower or the transactions contemplated hereby) or this Agreement or the transactions contemplated hereby without the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed).

(g) The obligations of the Administrative Agent, each Arranger Party and each Lender under this Section 8.12 shall survive for a period of one year following the termination or expiration of this Agreement.

SECTION 8.13. Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, each Indemnified Party and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement; provided that each Indemnified Party and its successors and assigns shall not have any benefit or any legal or equitable right or remedy under this Agreement other than as provided by Section 8.04(b).

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SECTION 8.14. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.15. Limitations. (a) The obligations, liabilities or responsibilities of any party hereunder shall be limited to those obligations, liabilities or responsibilities expressly set forth and attributed to such party pursuant to this Agreement or otherwise applicable under Applicable Law.

(b) In no event shall any Indemnified Party be liable for, and the Borrower hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for, consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Notes, this Agreement, the other Financing Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or L/C Credit Extensions.

SECTION 8.16. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 7.05, 7.08, 7.12, 8.04, 8.09, 8.10, 8.11, 8.12 8.15 and 8.16 shall survive any termination of this Agreement. In addition, each representation and warranty made or deemed to be made hereunder shall survive the making of such representation and warranty, and no Lender Party shall be deemed to have waived, by reason of making any Advance or making any payment pursuant thereto, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender Party may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance or L/C Credit Extension was made.

SECTION 8.17. USA Patriot Act Notice. Each of the Lender Parties and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 8.18. No Fiduciary Duty. The Administrative Agent, each Arranger Party, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The parties hereto acknowledge and agree that (a) the transactions contemplated by the credit documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the credit documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management,

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stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE POTOMAC EDISON COMPANY,
as Borrower

By	/s/ Barry E. Pakenham
	Name:	Barry E. Pakenham
	Title:	Treasurer

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
as Administrative Agent

By	/s/ Hans J. Scholz
	Name:	Hans J. Scholz
	Title:	Vice President

By	/s/ Craig Meisner
	Name:	Craig Meisner
	Title:	Managing Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
as Initial Issuing Bank and Initial Lender

By	/s/ Hans J. Scholz
	Name:	Hans J. Scholz
	Title:	Vice President

By	/s/ Craig Meisner
	Name:	Craig Meisner
	Title:	Managing Director

The Potomac Edison Company

Credit Agreement (2010)

Signature Page

BANK OF AMERICA, N.A.,
as Initial Lender

By	/s/ Jacob Dowden
	Name:	Jacob Dowden
	Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Initial Lender

By	/s/ David Gurghigian
	Name:	David Gurghigian
	Title:	Managing Director

By	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director

THE BANK OF NOVA SCOTIA,
as Initial Issuing Bank and Initial Lender

By	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

BNP PARIBAS.,
as Initial Issuing Bank and Initial Lender

By	/s/ Nicole Mitchell
	Name:	Nicole Mitchell
	Title:	Vice President

By	/s/ Melissa Balley
	Name:	Mellissa Balley
	Title:	Vice President

PEC Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Initial Lender

By	/s/ Tracy J. DeCock
	Name:	Tracy J. DeCock
	Title:	Senior Vice President

UNION BANK, N.A.,
as Initial Lender

By	/s/ Jesus Serrano
	Name:	Jesus Serrano
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Initial Lender

By	/s/ Mary Cosco
	Name:	Mary Cosco
	Title:	Authorized Signatory

COBANK, ACB,
as Initial Lender

By	/s/ Josh Batchelder
	Name:	Josh Batchelder
	Title:	Vice President

The Potomac Edison Company

Credit Agreement (2010)

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH,
as Initial Lender

By	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director

By	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

GOLDMAN SACHS BANK USA,
as Initial Lender

By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION,
as Initial Lender

By	/s/ Felicia La Forgia
	Name:	Felicia La Forgia
	Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Initial Lender

By	/s/ Keith Luettel
	Name:	Keith Luettel
	Title:	Assistant Vice President

The Potomac Edison Company

Credit Agreement (2010)

Signature Page

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH
as Initial Lender

By	/s/ Henry Hao
	Name:	Henry Hao
	Title:	Deputy General Manager

SOVEREIGN BANK,
as Initial Lender

By	/s/ Robert D. Lanigan
	Name:	Robert D. Lanigan
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Initial Lender

By	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Managing Director

By	/s/ Christopher Reo Day
	Name:	Christopher Reo Day
	Title:	Associate

KEYBANK NATIONAL ASSOCIATION,
as Initial Lender

By	/s/ Sherrie I. Manson
	Name:	Sherrie I. Manson
	Title:	Senior Vice President

The Potomac Edison Company

Credit Agreement (2010)

Signature Page

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH
as Initial Lender

By	/s/ Kenneth Pettis
	Name:	Kenneth Pettis
	Title:	Senior Vice President

By	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	Senior Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH
as Initial Lender

By	/s/ Eric Y. S. Tsai
	Name:	Eric Y. S. Tsai
	Title:	VP & General Manager

The Potomac Edison Company

Credit Agreement (2010)

Signature Page